Prospectus

November 8, 2024

Booster Income Opportunities Fund

Class Y Shares (BAMIX) of Beneficial Interest

$1,000 minimum purchase

Booster Income Opportunities Fund (the “Fund”) is a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund.

This prospectus provides the information that a prospective investor should know about the Fund before investing. You are advised to read this prospectus carefully and to retain it for future reference. Additional information about the Fund, including the Fund’s Class Y Statement of Additional Information (“SAI”) dated November 8, 2024, has been filed with the U.S. Securities and Exchange Commission (“SEC”). The SAI is available upon request and without charge by writing the Fund at Booster Income Opportunities Fund, c/o Ultimus Fund Solutions, LLC, Via Regular Mail: P.O. Box 541150, Omaha, Nebraska 68154 or Via Overnight Mail: 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474, by calling toll-free 833-510-8133, or by visiting www.boosterincomefund.com. The table of contents of the SAI appears on page 47 of this prospectus. You may request the Fund’s SAI, annual and semi-annual reports, when available, and other information about the Fund or make shareholder inquiries by calling 833-510-8133 or by visiting www.boosterincomefund.com. The SAI, material incorporated by reference, and other information about the Fund, is also available on the SEC’s website at http://www.sec.gov. The address of the SEC’s website is provided solely for the information of prospective shareholders and is not intended to be an active link.

Investment Objective. The Fund’s investment objective is to seek high current income and attractive risk-adjusted returns.

Summary of Investment Strategy. The Fund pursues its investment objective by investing primarily in structured notes.

Risks. Investing in the Fund involves a high degree of risk. In particular:

●	The Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Fund and should be viewed as a long-term investment. The Fund intends to provide limited liquidity through quarterly offers to repurchase a limited amount of the Fund’s shares (at least 5% of shares outstanding); however, there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer.

●	The Fund will ordinarily declare and pay distributions from its net investment income, if any, monthly, and net realized capital gains annually; however, the amount of distributions that the Fund may pay, if any, is uncertain.

●	The Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Fund’s performance, such as borrowings. Such distributions may constitute a return of capital and reduce a shareholder’s adjusted tax basis in Fund shares, thereby increasing the shareholder’s potential taxable gain or reducing the potential taxable loss on the sale of Fund shares. To the extent such distributions are a return of capital, the distributions should not be considered the dividend yield or total return of an investment in Fund shares.

●	The Fund does not intend to list Fund shares on any securities exchange, and the Fund does not expect a secondary market for Fund shares to develop. You should not expect to be able to sell your shares regardless of how we perform. You should consider that you may not have access to the money you invest in Fund shares for an extended period of time.

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The Adviser and the Sub-Adviser. The Fund’s investment adviser is Booster Asset Management, LLC (the “Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser has engaged Brookstone Asset Management, LLC (the “Sub-Adviser”), a registered investment adviser under the Advisers Act, to provide ongoing research, recommendations, and portfolio management regarding the Fund’s investment portfolio. The Sub-Adviser is an affiliate of the Adviser.

Securities Offered. The Fund engages in a continuous offering of shares of beneficial interest of the Fund, including Class Y shares. The Fund is authorized as a Delaware statutory trust to issue an unlimited number of shares. The Fund is offering to sell, through its distributor, under the terms of this prospectus, an unlimited number of Class Y shares of beneficial interest, at net asset value. Class Y shares are not subject to sales loads. The minimum initial investment by a shareholder in Class Y shares is $1,000. Subsequent investments in Class Y shares may be made with at least $1,000. The Fund reserves the right to waive investment minimums. The Fund’s shares are offered through Ultimus Fund Distributors, LLC (the “Distributor”), as the distributor. In addition, certain institutions (including banks, trust companies, brokers and investment advisers) may be authorized to accept, on behalf of the Fund, purchase and exchange orders and repurchase requests placed by or on behalf of their customers, and if approved by the Fund, may designate other financial intermediaries to accept such orders. The Distributor is not required to sell any specific number or dollar amount of the Fund’s shares. Monies received will be invested promptly and no arrangements have been made to place such monies in an escrow, trust or similar account. During the continuous offering, shares will be sold at the net asset value of the Fund next determined. See “Plan of Distribution.”

Offering Price	Maximum Sales Load	Proceeds to the Fund
Current NAV	None	$ amount invested at current NAV

The shares have no history of public trading, nor is it intended that the shares will be listed on a public exchange at this time. No secondary market is expected to develop for the Fund’s shares, liquidity for the Fund’s shares will be provided only through quarterly repurchase offers for no less than 5% of Fund’s shares at net asset value, and there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer. Due to these restrictions, an investor should consider an investment in the Fund to be of limited liquidity. Investing in the Fund’s shares may be speculative and involves a high degree of risk, including the risks associated with leverage. The Fund expects to begin conducting its quarterly repurchase offers for outstanding shares during the first quarter of 2025. See “Quarterly Repurchases of Shares” beginning on page 35 of this prospectus and “Risk Factors - Risks Related to an Investment in the Fund - Repurchase Policy Risks” beginning on page 21 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in the shares. You should review the more detailed information contained or incorporated by reference in this prospectus and in the SAI, particularly the information set forth under the heading “Risk Factors.”

The Fund

Booster Income Opportunities Fund is a continuously offered, non-diversified, closed-end management investment company. The Fund is an interval fund that will provide limited liquidity by offering to make quarterly repurchases of shares at net asset value (“NAV”), which will be calculated on a daily basis. See “Quarterly Repurchases of Shares,” and “Determination of Net Asset Value.”

Investment Objective

The Fund’s investment objective is to seek high current income and attractive risk-adjusted returns.

Investment Strategy

The Fund pursues its investment objective by investing primarily in structured notes. Structured notes are a flexible and evolving segment of the capital markets that combines a debt security with exposure to an underlying asset or assets. Structured notes are not a direct investment in the underlying asset or assets. Structured notes are issued by financial institutions as senior unsecured debt securities of the issuer. Payments on structured notes are subject to the risk of the issuer (or guarantor).

The Fund sources structured notes from multiple issuers. Brookstone Asset Management, LLC (the “Sub-Adviser”) believes this approach can provide the Fund with a wide range of investment and issuer exposures. This allows the Sub-Adviser the ability to dynamically select the structured notes held in the Fund.

The Sub-Adviser will consider a variety of factors when selecting securities for the Fund’s portfolio, including predicted and actual volatility, correlation (the statistical relationship between the return of securities), existing and potential future income streams, the extent of downside protection, exposure to issuers, asset classes and sectors, credit quality of issuers, as well as prevailing market outlook, and other relevant technical indicators (moving averages, momentum and liquidity).

The Sub-Adviser selects the securities for the Fund’s portfolio with the goal of capturing the benefits of the different types of structured notes described below, with investments generally held until maturity. These maturities will typically range between 6 months and 10 years from the initial purchase date, with some investments offering an early redemption option based on the performance of specified financial indices or instruments. The types of structured notes selected may vary over time based on market conditions and the subjective assessment of the Sub-Adviser. The Fund will invest in structured notes that prioritize upside potential over downside protection during market sell-offs (a rapid and sustained sale of a large volume of securities), and invest in structured notes whose fair value, in the view of the Sub-Adviser, exceeds their current price during periods of market dislocation (circumstances in which financial markets, operating under stressful conditions, cease to price assets correctly in an absolute and relative basis). The Sub-Adviser’s subjective assessment is determined by review and analysis of multiple indicators such as (i) market sentiment as observed through CBOE Volatility Index (VIX), the high-low index, the bullish percent index (BPI), and moving averages; (ii) economic indicators prepared by the Council of Economic Advisers for the Congressional Joint Economic Committee; (iii) the interest rates and the direction of the monetary policy as announced by the Federal Reserve, and (iv) seasonal patterns established through analysis of historical financial market data.

Structured notes offer investment opportunities with a range of features and underlying asset class exposures. In general, the three broad categories of Structured Notes are enhanced yield investments, leveraged performance investments, and principal protected investments. While the Fund will focus its investments on enhanced yield investments, during periods of extreme volatility, the Fund will also invest in leveraged performance investments with 0%-20% of Fund assets and principal protected investments with 0%-20% of Fund assets.

While the underlying asset of the structured notes can be a stock, an equity index, or another fund, the Fund will primarily invest in notes linked to broad-based US and developed market equity indices such as the S&P 500, NASDAQ, Russell 2000, or Euro STOXX 50. The underlying assets will be primarily focused on US and European markets and large and mid-capitalization securities. The Fund does not intend to focus on any particular industry.

Enhanced Yield Investments

Callable Yield Notes. The Fund pursues enhanced yield through investing in a variety of auto-callable yield notes (“Yield Notes”). These Yield Notes provide periodic coupon payments and may be redeemed by the issuer at or prior to maturity under certain conditions. A coupon payment in context of a structured note refers to the periodic interest payment made by the issuer to the investor. Redemption refers to the process by which the investor receives the return of their principal investment from the issuer either at maturity or on a pre-determined date prior to maturity under certain conditions. There are multiple variations of this type of Yield Note with customizable terms.

Leveraged Performance Investments

Growth Notes. The Fund may opportunistically seek investments in growth notes that provide upside exposure to an underlying asset class with varying levels of downside protection. Growth notes are typically linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts. Growth notes often include protections in a form of a barrier and/or buffer to mitigate downside risk and limit potential losses. Both barriers and buffers are predetermined thresholds, typically expressed as a percentage, which provides investors with protection against losses. A barrier is commonly linked with contingent protection, or what’s often termed “soft protection”, which means that, if the value of the underlying asset or index exceeds the barrier level, the investor’s principal investment is fully at risk. A buffer usually offers “hard protection”, which means that, if the value of the underlying asset or index remains above the buffer level, the investor’s principal investment remains intact; however, if the value falls below the buffer level, an investor’s potential principal loss is limited to the extent of losses exceeding the buffer.

Principal Protected Investments

Principal Protected Notes. The Fund may opportunistically seek investments in fully or partially protected principal protected notes to provide upside exposure to an underlying asset class with either fully or partially principal protected terms (fully principal protected means 100% downside protection; partially principal protected means less than 100% protection (e.g. 90%). Principal protected notes are typically linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts.

To generate yield while the Sub-Adviser identifies attractive investment opportunities in structured notes, the Fund may invest in money market instruments, U.S. government securities, other high-quality debt instruments, and high yield fixed-income securities (often referred to as “junk bonds”) either as individual securities or through exchange traded funds (“ETFs”).

Subsidiaries

Certain investments of the Fund will be held in single-asset subsidiaries controlled by the Fund (the “Single-Asset Subsidiaries”). In addition, the Fund may engage in bank borrowings through a wholly-owned and controlled domestic subsidiary (the “Financing Subsidiary”; together with the Single-Asset Subsidiaries, the “Subsidiaries”), which may act as the borrower of one or more revolving credit facilities. The Subsidiaries are subject to the same investment restrictions as the Fund, when viewed on a consolidated basis. The principal investment strategies and principal investment risks of the Subsidiaries are the principal investment strategies and principal investment risks of the Fund as reflected in this Prospectus. The financial statements of the Subsidiaries are consolidated with those of the Fund.

The Fund aggregates direct investments with investments held by its wholly-owned and controlled Subsidiaries in constructing the Fund’s portfolio and for purposes of the Fund’s investment policies.

Leverage and Credit Facilities

The Fund may utilize leverage, including borrowing from banks in an amount of up to 33 1/3% of the Fund’s consolidated assets (defined as net assets plus borrowing for investment purposes). The Fund is authorized to borrow money in connection with its investment activities, to satisfy repurchase requests from Fund shareholders, and to otherwise provide the Fund with liquidity. The Fund may enter into one or more revolving credit facilities (“Credit Facilities”) for the purpose of investment purchases and other liquidity requirements, subject to the limitations of the 1940 Act (as defined below) for borrowings. The Credit Facilities will be secured by the Fund’s assets.

The SAI contains a list of all of the fundamental and non-fundamental investment policies of the Fund, under the heading “Investment Objective and Policies.”

Investment Adviser

The Adviser was formed in February 2024 and is registered as an investment adviser with the SEC pursuant to the provisions of the Advisers Act. As of the date of this prospectus, the Fund is the only client of the Adviser. With respect to the management of the Fund, the Adviser principally will oversee the investment and reinvestment of the net assets of the Fund by the Sub-Adviser. In addition, the Adviser will supervise and provide oversight of the Fund’s service providers. The Adviser is solely owned by The Nadim “Dean” Zayed Living Trust, Dated May 1, 2003, which is controlled by Nadim Zayed who is the Chief Executive Officer of the Sub-Adviser.

Sub-Adviser

The Adviser has engaged the Sub-Adviser, a registered investment adviser under the Advisers Act, to provide ongoing research, recommendations, and day-to-day portfolio management with respect to the Fund’s investment portfolio. The Sub-Adviser is an affiliate of the Adviser. The Sub-Adviser is majority owned by AL BCM, LLC, a venture capital firm.

Fees and Expenses

Pursuant to the Investment Advisory Agreement between the Fund and the Adviser (the “Investment Advisory Agreement”), and in consideration of the advisory services provided by the Adviser to the Fund, the Adviser is entitled to a fee consisting of two components — a base management fee and an incentive fee. The management fee is calculated and payable monthly in arrears at the annual rate of 1.25% of the Fund’s average daily total assets during such period.

The incentive fee is calculated and payable quarterly in arrears in an amount equal to 15.0% of the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, expressed as a rate of return on the Fund’s “adjusted capital,” equal to 1.50% per quarter (or an annualized hurdle rate of 6.00%), subject to a “catch-up” feature, which allows the Adviser to recover foregone incentive fees that were previously limited by the hurdle rate. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the management fee, expenses reimbursed to the Adviser for any administrative services provided by the Adviser and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the incentive fee). “Adjusted capital” means the cumulative gross proceeds received by the Fund from the sale of shares (including pursuant to the Fund’s Distribution Reinvestment Program (defined below)), reduced by amounts paid in connection with purchases of the Fund’s shares pursuant to the Fund’s quarterly repurchase policy.

The calculation of the incentive fee on pre-incentive fee net investment income for each quarter is as follows:

●	No incentive fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.50% per quarter (or an annualized rate of 6.00%);

●	100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.7647%. We refer to this portion of the Fund’s pre-incentive fee net investment income (that exceeds the hurdle rate but is less than or equal to 1.7647%) as the “catch-up.” The “catch-up” provision is intended to provide the Adviser with an incentive fee of 15.0% on all of the Fund’s pre-incentive fee net investment income when the Fund’s pre-incentive fee net investment income reaches 1.7647% in any calendar quarter; and

●	15.0% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 1.7647% in any calendar quarter is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved (15.0% of all pre-incentive fee net investment income thereafter will be allocated to the Adviser). See “Management of the Fund – Investment Adviser – Management and Incentive Fees.”

The Adviser has entered into a fee waiver agreement with the Fund under which it has agreed to waive or reduce its fees by 0.25% of the average daily net assets of the Fund through July 17, 2026, and may be terminated by the Board of Trustees at any time. The Advisor cannot recoup from the Fund any amounts paid by the Adviser under the fee waiver agreement. The Adviser and the Fund have also entered into an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) under which the Adviser has contractually agreed to waive its fees and to pay or absorb the ordinary operating expenses of the Fund (including all organizational and offering expenses, but excluding interest, brokerage commissions, incentive fees, acquired fund fees and expenses and extraordinary expenses), to the extent that such expenses exceed 1.95% per annum of the Fund’s average daily net assets attributable to Class Y shares (the “Expense Limitation”). In consideration of the Adviser’s agreement to limit the Fund’s expenses, the Fund has agreed to repay the Adviser in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement for fees and expenses will be made only if payable not more than three years from the date in which they were incurred; and (2) the reimbursement may not be made if it would cause the lesser of the Expense Limitation in place at the time of waiver or at the time of reimbursement to be exceeded. The Expense Limitation Agreement will remain until July 17, 2026, unless and until the Board of Trustees of the Fund (the “Board” or the “Trustees”) approves its modification or termination. The Fund does not anticipate that the Board will terminate the Expense Limitation Agreement during this period. The Expense Limitation Agreement may be terminated only by the Board on 60 days’ written notice to the Adviser. After July 17, 2026, the Expense Limitation Agreement may be renewed at the Adviser’s discretion. See “Management of the Fund – Investment Adviser – Expense Limitation.”

Administrator, Transfer Agent, and Accounting Agent

Ultimus Fund Solutions, LLC (“Administrator”) serves as the Fund’s Administrator, Transfer Agent, and Accounting Agent. See “Management of the Fund.”

Distribution Fees

Class Y shares are not subject to a Distribution Fee. See “Plan of Distribution.”

Closed-End Fund Structure

Closed-end funds differ from mutual funds in that closed-end funds do not typically redeem their shares at the option of the shareholder. Rather, closed-end fund shares typically trade in the secondary market via an exchange. Unlike many closed-end funds, however, the Fund’s shares will not be listed on an exchange. Instead, the Fund will provide limited liquidity to shareholders by offering to repurchase a limited amount of the Fund’s shares (at least 5%) quarterly, which is discussed in more detail below. The Fund, similar to a mutual fund, is subject to continuous asset inflows, although not subject to the continuous outflows; see “Quarterly Repurchases of Shares.”

Investor Suitability

An investment in the Fund involves a considerable amount of risk. It is possible that you will lose money. An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the shares and should be viewed as a long-term investment. Before making your investment decision, you should (i) consider the suitability of this investment with respect to your investment objectives and personal financial situation and (ii) consider factors such as your personal net worth, income, age, risk tolerance and liquidity needs. An investment in the Fund should not be viewed as a complete investment program.

Repurchases of Shares

The Fund is an interval fund and, as such, has adopted a fundamental policy to make quarterly repurchase offers, at NAV, of no less than 5% of the Fund’s shares outstanding in accordance with Rule 23c-3 under the 1940 Act. There is no guarantee that shareholders will be able to sell all of the shares they desire to sell in a quarterly repurchase offer, although each shareholder will have the right to require the Fund to purchase at least 5% of such shareholder’s shares in each quarterly repurchase. Shareholders will be notified in writing of each quarterly repurchase offer and the date the repurchase offer ends (the “Repurchase Request Deadline”). Shares will be repurchased at the NAV per share determined as of the close of regular trading on the NYSE no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day (each a “Repurchase Pricing Date”).

Shareholders will be notified in writing about each quarterly repurchase offer, how they may request that the Fund repurchase their shares and the “Repurchase Request Deadline,” which is the date the repurchase offer ends. Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. The time between the notification to shareholders and the Repurchase Request Deadline may vary from no more than 42 days to no less than 21 days. Payment pursuant to the repurchase will be made by checks to the shareholder’s address of record, or credited directly to a predetermined bank account on the Purchase Payment Date, which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

Liquidity will be provided to shareholders only through the Fund’s quarterly repurchases. See “Quarterly Repurchases of Shares.”

Summary of Risks

Investing in the Fund involves risks, including the risk that you may receive little or no return on your investment or that you may lose part or all of your investment. Therefore, before investing you should consider carefully the following risks that you assume when you invest in the Fund’s shares. See “Risk Factors.”

Risks Related to an Investment in the Fund

Minimal Capitalization Risk. The Fund is not obligated to raise any specific amount of capital prior to commencing operations. There is a risk that the amount of capital actually raised by the Fund through the offering of its shares may be insufficient to achieve profitability or allow the Fund to realize its investment objective. An inability to raise additional capital may adversely affect the Fund’s financial condition, liquidity and results of operations, as well as its compliance with regulatory requirements.

No Operating History. The Fund is a closed-end investment company with no history of operations. The Fund may not be able to achieve its investment objective, including as a result of inopportune market or economic conditions.

Allocation Risk. The ability of the Fund to achieve its investment objective depends, in part, on the ability of the Adviser to allocate effectively the Fund’s assets among the various securities in which the Fund invests. There can be no assurance that the actual allocations will be effective in achieving the Fund’s investment objective or delivering positive returns.

Issuer and Non-Diversification Risk. Specific securities can perform differently from the market as a whole for reasons related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s properties and services. The Fund’s performance may be more sensitive to any single economic, business, political or regulatory occurrence than the value of shares of a diversified investment company because as a non-diversified fund, the Fund may invest more than 5% of its total assets in the securities of one or more issuers.

Liquidity Risk. There currently is no secondary market for the Fund’s shares and the Adviser does not expect that a secondary market will develop. Limited liquidity is provided to shareholders only through the Fund’s quarterly repurchase offers for no less than 5% of the Fund’s shares outstanding at NAV. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly repurchase offer. The Fund’s investments also are subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to purchase or sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations.

Management Risk. The judgment of the Adviser regarding the attractiveness, value and potential appreciation of securities in which the Fund invests may prove to be incorrect and may not produce the desired results.

Adviser’s Incentive Fee Risk. The Investment Advisory Agreement entitle the Adviser to receive incentive compensation on income regardless of any capital losses. In such case, the Fund may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of the Fund’s portfolio or if the Fund incurs a net loss for that quarter.

Any Incentive Fee payable by the Fund that relates to its net investment income may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the Incentive Fee will become uncollectible. The Adviser is not under any obligation to reimburse the Fund for any part of the Incentive Fee they received that was based on accrued income that the Fund never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in the Fund’s paying an Incentive Fee on income it never received.

General Market Conditions Risk – An investment in shares is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in shares represents an indirect investment in the securities owned by the Fund. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably. The value of your shares at any point in time may be worth less than the value of your original investment, even after taking into account any reinvestment of distributions. The Fund may also use leverage, which would magnify the Fund’s investment, market and certain other risks.

All investments involve risks, including the risk that the entire amount invested may be lost. No guarantee or representation is made that the Fund’s investment objectives will be achieved. The Fund may utilize investment techniques, such as leverage, which can in certain circumstances increase the adverse impact to which the Fund’s investment portfolio may be subject.

Various sectors of the global financial markets have been experiencing an extended period of adverse conditions. Market uncertainty has increased dramatically, particularly in the United States and Europe, and adverse market conditions have expanded to other markets. These conditions have resulted in disruption of markets, periods of reduced liquidity, greater volatility, general volatility of spreads, an acute contraction in the availability of credit and a lack of price transparency. These volatile and often difficult global market conditions have episodically adversely affected the market values of real estate, and other securities and this volatility may continue and conditions could even deteriorate further. Some of the largest banks and companies across many sectors of the economy in the United States and Europe have declared bankruptcy, entered into insolvency, administration or similar proceedings, been nationalized by government authorities, and/or agreed to merge with or be acquired by other banks or companies that had been considered their peers. The long-term impact of these events is uncertain, but could continue to have a material effect on general economic conditions, consumer and business confidence and market liquidity.

Economic problems in a single country are increasingly affecting other markets and economies, and a continuation of this trend could adversely affect global economic conditions and world markets. Uncertainty and volatility in the financial markets and political systems of the U.S. or any other country, including volatility as a result of the ongoing conflicts between Russia and Ukraine and Israel and Hamas and the rapidly evolving measures in response, may have adverse spill-over effects into the global financial markets generally.

Major public health issues, such as COVID-19, have at times, and may in the future impact the Fund. The COVID-19 pandemic caused substantial market volatility and global business disruption and impacted the global economy in significant and unforeseen ways. Any public health emergency, including the COVID-19 pandemic or any outbreak of other existing or new epidemic diseases or the threat thereof, and the resulting financial and economic market uncertainty, could have a material adverse impact on the Fund or its investments. Moreover, changes in interest rates, travel advisories, quarantines and restrictions, disrupted supply chains and industries, impact on labor markets, reduced liquidity or a slowdown in U.S. or global economic conditions resulting from a future public health crisis may also adversely affect the Fund or its investments. COVID-19, or any other health crisis and the current or any resulting financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to the Fund’s NAV, performance, financial condition, results of operations, ability to pay distributions, and portfolio liquidity, among other factors.

Failure of Financial Institutions and Sustained Financial Market Illiquidity. The failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which the Fund and/or the Fund’s underlying investments have a commercial relationship could adversely affect, among other things, the Fund and/or the Fund’s underlying investments’ ability to pursue key strategic initiatives, including by affecting the Fund’s ability to borrow from financial institutions on favorable terms.

Correlation Risk. The Fund seeks to produce returns that are less correlated to the broader equity markets. Although the prices of structured notes, as well as other asset classes, often rise and fall at different times so that a fall in the price of one may be offset by a rise in the price of the other, in down markets the prices of these securities and asset classes can also fall in tandem. Because the Fund allocates its investments among different asset classes, the Fund is subject to correlation risk.

Repurchase Policy Risks. Quarterly repurchases by the Fund of its shares typically will be funded from available cash or sales of portfolio securities. The sale of securities to fund repurchases could reduce the market price of those securities, which in turn would reduce the Fund’s NAV. If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis, so shareholders may not be able to tender as many shares as they would like during any quarterly repurchase offer.

Distribution Policy Risk. The Fund’s distribution policy is to make monthly distributions to shareholders. All or a portion of a distribution may consist solely of a return of capital (i.e. from your original investment) and not a return of net profit. Shareholders should not assume that the source of a distribution from the Fund is net profit. Shareholders should note that return of capital will reduce the tax basis of their shares and potentially increase the taxable gain, if any, upon disposition of their shares.

Cybersecurity Risk. Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack or damage. The Fund and its affiliates and third-party service providers are subject to cybersecurity risks. Cybersecurity risks have significantly increased in recent years and the Fund could suffer related losses in the future. The Fund’s and its affiliates’ and third-party service providers’ computer systems, software, and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize confidential and other information, including nonpublic personal information and sensitive business data, processed and stored in, and transmitted through, computer systems and networks, or otherwise cause interruptions or malfunctions in the Fund’s operations or the operations of their respective affiliates and third-party service providers.

Risks Related to the Fund’s Investments

Structured Notes and Other Products Risk. The Fund will primarily invest in structured notes. Among other risks, the products (i) are subject to the risks associated with the underlying assets; (ii) will often be leveraged, which will generally magnify the opportunities for gain and risk of loss; (iii) are highly complex, which may cause disputes as to their terms and impact the valuation and liquidity of such positions; and (iv) often contain significant obstacles to asserting “putback” or similar claims against the notes.

Use of Leverage by the Fund. Although the Fund has the option to borrow, there are significant risks that may be assumed in connection with such borrowings. Investors in the Fund should consider the various risks of financial leverage, including, without limitation, the matters described below. There is no assurance that a leveraging strategy would be successful. Financial leverage involves risks and special considerations for shareholders including: (i) the likelihood of greater volatility of NAV of the shares than a comparable portfolio without leverage; (ii) the risk that fluctuations in interest rates on borrowings and short-term debt that the Fund must pay will reduce the return to the shareholders; (iii) the effect of financial leverage in a market experiencing rising interest rates, which would likely cause a greater decline in the NAV of the shares than if the Fund were not leveraged; and (iv) the potential for an increase in operating costs, which may reduce the Fund’s total return.

Fixed Income Risk. Typically, a rise in interest rates causes a decline in the value of fixed income securities. Fixed income securities are also subject to default risk. After a period of historically low interest rates, the Federal Reserve has raised, and has indicated its intent to continue raising, certain benchmark interest rates.

High Yield and Unrated Securities Risk. The Fund may invest in securities rated less than investment grade that are sometimes referred to as high yield or “junk.” These securities are speculative investments that carry greater risks and are more susceptible to real or perceived adverse economic and competitive industry conditions than higher quality securities. High yield securities present greater risk than securities of higher quality, including an increased risk of default. An economic downturn or period of rising interest rates could adversely affect the market for these securities.

The risks associated with unrated securities can be similar to the risks of below investment grade securities. In addition, the determination of credit quality for an unrated security is based largely on the credit analysis performed by the Adviser, and not on rating agency evaluation. This analysis may be difficult to perform because information about these securities may not be in the public domain, and the issuers may not subject to reporting requirements under federal securities laws.

Interest Rate Risk. The fixed-income instruments in which the Fund may invest are subject to the risk that market values of such securities will decline as interest rates increase. These changes in interest rates have a more pronounced effect on securities with longer durations. Typically, the impact of changes in interest rates on the market value of an instrument will be more pronounced for fixed-rate instruments, such as most corporate bonds, than it will for floating rate instruments. Fluctuations in the value of portfolio securities will not affect interest income on existing portfolio securities but will be reflected in the Fund’s NAV. It cannot be predicted with certainty when, or how, the Federal Reserve’s interest rate policies will change, but actions by the Federal Reserve and other central bankers may have a significant effect on interest rates and on the U.S. and world economies generally. Market volatility, rising interest rates, uncertainty around interest rates and/or unfavorable economic conditions could adversely affect our business. In addition, a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to the Fund’s investments. Accordingly, an increase in interest rates would make it easier for the Fund to meet or exceed the Incentive Fee hurdle rate and may result in a substantial increase to the amount of Incentive Fees payable to the Adviser with respect to pre-incentive fee net investment income. See “Management of the Funds – Investment Adviser – Management and Incentive Fees.”

Inflation/Deflation Risk. Inflation risk is the risk that the value of certain assets or income from the Fund’s investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Fund and its distributions can decline.

In addition, during any periods of rising inflation, the dividend rates or borrowing costs associated with the Fund’s use of leverage would likely increase, which would tend to further reduce returns to shareholders. Deflation risk is the risk that prices throughout the economy decline over time—the opposite of inflation. Deflation may have an adverse effect on the creditworthiness of issuers and may make issuer defaults more likely, which may result in a decline in the value of the Fund’s portfolio.

Due to global supply chain disruptions, a rise in energy prices, strong consumer demand as economies continue to reopen and other factors, inflation has accelerated in the U.S. and globally. Recent inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on their loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in a portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations.

Additionally, the Federal Reserve has raised, and has indicated its intent to continue raising, certain benchmark interest rates in an effort to combat inflation. As such, inflation may continue in the near to medium-term, particularly in the U.S., with the possibility that monetary policy may tighten in response.

Foreign Securities and Emerging Markets Risk. The Fund may have investments in foreign securities. Foreign securities have investment risks different from those associated with domestic securities. Changes in foreign economies and political climates are more likely to affect the Fund with investments in foreign securities than another fund that invests exclusively in domestic securities. The value of foreign currency denominated securities or foreign currency contracts is affected by the value of the local currency relative to the U.S. dollar. There may be less government supervision of foreign markets, resulting in non-uniform accounting practices and less publicly available information about issuers of foreign securities.

The Fund may also invest in emerging markets, which are markets of countries in the initial stages of industrialization and have low per capita income. In addition to the risks of foreign securities in general, countries in emerging markets are more volatile and can have relatively unstable governments, social and legal systems that do not protect shareholders, economies based on only a few industries, and securities markets that trade a small number of issues which could reduce liquidity.

Derivatives Risk. While the Fund will not invest directly in derivative instruments, many of the structured notes in which the Fund invests are linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts. The use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of risks, such as liquidity risk (which may be heightened for highly-customized derivatives), interest rate risk, market risk, credit risk, leveraging risk, counterparty risk, tax risk, and management risk, as well as risks arising from changes in applicable requirements. They also involve the risk of mispricing, the risk of unfavorable or ambiguous documentation and the risk that changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index. The Fund’s use of derivatives may increase or accelerate the amount of taxes payable by common shareholders.

●	Options Risk. There are risks associated with the sale and purchase of call and put options. As a seller (writer) of a put option, the Fund will tend to lose money if the value of the reference index or security falls below the strike price. As the seller (writer) of a call option, the Fund will tend to lose money if the value of the reference index or security rises above the strike price. As the buyer of a put or call option, the Fund risks losing the entire premium invested in the option if the Fund does not exercise the option.

●	Swaps Risk. Swaps are subject to tracking risk because they may not be perfect substitutes for the instruments they are intended to hedge or replace. Over the counter swaps are subject to counterparty default. Leverage inherent in derivatives will tend to magnify the Fund’s losses.

●	Futures Risk. The Fund’s use of futures involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. These risks include (i) leverage risk (ii) risk of mispricing or improper valuation; and (iii) the risk that changes in the value of the futures contract may not correlate perfectly with the underlying index. Investments in futures involve leverage, which means a small percentage of assets invested in futures can have a disproportionately large impact on the Fund. This risk could cause the Fund to lose more than the principal amount invested. Futures contracts may become mispriced or improperly valued when compared to the adviser’s expectation and may not produce the desired investment results. Additionally, changes in the value of futures contracts may not track or correlate perfectly with the underlying index because of temporary, or even long-term, supply and demand imbalances and because futures do not pay dividends unlike the stocks upon which they are based.

Cash and Cash Equivalents Risk. At any time, the Fund may have significant investments in cash or cash equivalents. When a substantial portion of a portfolio is held in cash or cash equivalents, there is the risk that the value of the cash account, including interest, will not keep pace with inflation, thus reducing purchasing power over time.

U.S. Government Securities Risk. U.S. Treasury obligations are backed by the “full faith and credit” of the U.S. government and generally have negligible credit risk. Securities issued or guaranteed by federal agencies or authorities and U.S. government-sponsored instrumentalities or enterprises may or may not be backed by the full faith and credit of the U.S. government. The Fund may be subject to such risk to the extent it invests in securities issued or guaranteed by federal agencies or authorities and U.S. government-sponsored instrumentalities or enterprises.

Risk of Investing in other Funds. Other investment companies including money market funds and ETFs (“Underlying Funds”) in which the Fund invests are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, the cost of investing in the Fund will be higher than the cost of investing directly in the Underlying Funds and may be higher than other funds that invest directly in stocks and bonds.

Tax Risk. The income and gains from certain of the Fund’s investments may not allow the Fund to be treated as a regulated investment company under the Internal Revenue Code. If the Fund fails to qualify as a regulated investment company under the Internal Revenue Code in any fiscal year, it will be treated as a corporation for federal income tax purposes. As such, the Fund would be required to pay income taxes on its income at the rates generally applicable to corporations and distributions to shareholders would be treated as taxable dividends to the extent of current or accumulated earnings and profits of the Fund.

Possible Risk of Conflicts

Allocation of Investment Opportunities Risk. The Adviser or Sub-Adviser, directly or through their affiliates, may manage or advise multiple investment vehicles or accounts that have investment objectives that are similar to the Fund and that may seek to make investments or sell investments in the same securities or other instruments, sectors or strategies as the Fund. This may create potential conflicts, particularly in circumstances where the availability of such investment opportunities is limited or where the liquidity of such investment opportunities is limited. The results of the Fund’s investment activities may differ significantly from the results achieved by such other managed investment vehicles or accounts. It is possible that one or more of such vehicles or accounts will achieve investment results that are substantially more or less favorable than the results achieved by the Fund.

Speculative Investments Risk. The Incentive Fee payable by the Fund to the Adviser may create an incentive for them to make investments on the Fund’s behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the Incentive Fee payable to the Adviser is determined may encourage them to use leverage to increase the return on the Fund’s investments. In addition, the fact that the management fee is payable based upon the Fund’s average daily gross assets, which would include any borrowings for investment purposes, may encourage the Adviser to use leverage to make additional investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor shareholders. Such a practice could result in the Fund’s investing in more speculative securities than would otherwise be in its best interests, which could result in higher investment losses, particularly during cyclical economic downturns.

U.S. Federal Income Tax Matters

The Fund intends to elect to be treated and to qualify each year for taxation as a regulated investment company under Subchapter M of the Code. In order for the Fund to qualify as a regulated investment company, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on regulated investment companies, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements. Unless a shareholder is ineligible to participate or elects otherwise, all distributions will be automatically reinvested in additional shares of the Fund pursuant to the dividend reinvestment plan. For U.S. federal income tax purposes, all dividends are generally taxable whether a shareholder takes them in cash or they are reinvested pursuant to the policy in additional shares of the Fund. The information above briefly summarizes some of the important federal income tax consequences to shareholders of investing in the Fund’s shares, reflects the federal tax law as of the date of this prospectus, is intended for U.S. shareholders, and does not address special tax rules applicable to certain types of investors, such as corporate, tax-exempt and foreign investors. Investors should consult their tax advisers regarding other federal, state, local, or foreign tax considerations that may be applicable in their particular circumstances, as well as any proposed tax law changes. See “U.S. Federal Income Tax Matters.”

Distribution Policy and Dividend Reinvestment Plan

The Fund’s distribution policy is to make monthly distributions to shareholders. Unless a shareholder elects otherwise, the shareholder’s distributions will be reinvested in additional shares of the same class under the Fund’s dividend reinvestment plan. Shareholders who elect not to participate in the Fund’s dividend reinvestment plan will receive all distributions in cash paid to the shareholder of record (or, if the shares are held in street or other nominee name, then to such nominee). See “Distribution Policy and Dividend Reinvestment Plan.”

Custodian

U.S. Bank, N.A. (“Custodian”) serves as the Fund’s custodian. See “Management of the Fund.”

SUMMARY OF FUND EXPENSES

Shareholder Transaction Expenses

Maximum Sales Load (as a percent of offering price)	None
Contingent Deferred Sales Charge	None

Annual Expenses (as a percentage of net assets attributable to shares)
Management Fees	1.25%
Incentive Fees[2]	0.00%
Other Expenses[1]	0.55%
Shareholder Servicing Fee	0.25%
Distribution Fee	None
Total Annual Fund Operating Expenses	2.05%
Less Fee Waiver and/or Expense Limitation[3]	0.10%
Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Limitation	1.95%

[1]	Estimated for the current fiscal year.
[2]	The Fund anticipates that it may have interest income that could result in the payment of an Incentive Fee to the Adviser during certain periods. However, the Incentive Fee is based on the Fund’s performance and will not be paid unless the Fund achieves certain performance targets. The Fund expects the Incentive Fee the Fund pays to increase to the extent the Fund earns greater interest income through its investments. The Incentive Fee is calculated and payable quarterly in arrears based upon “pre-incentive fee net investment income” attributable to each class of the Fund’s Shares for the immediately preceding fiscal quarter, and is subject to a hurdle rate, expressed as a rate of return on each class’s average daily net asset value (calculated in accordance with GAAP), equal to 1.50% per quarter, or an annualized hurdle rate of 6.00%, subject to a “catch-up” feature. The amount presented in this table reflects the Incentive Fee estimated to be incurred as a percent of average net assets for the initial fiscal year. See “Management of the Fund — Investment Adviser – Management and Incentive Fees” for a full explanation of how the Incentive Fee is calculated.
[3]	The Adviser has entered into a fee waiver agreement with the Fund under which it has agreed to waive or reduce its fees by 0.25% of the average daily net assets of the Fund through July 17, 2026, and may be terminated by the Board of Trustees at any time. The Advisor cannot recoup from the Fund any amounts paid by the Adviser under the fee waiver agreement. The Adviser and the Fund have also entered into an expense limitation and reimbursement agreement (the Expense Limitation Agreement) under which the Adviser has agreed contractually to waive its fees and to pay or absorb the ordinary annual operating expenses of the Fund (including all organizational and offering expenses, but excluding taxes, interest, brokerage commissions, incentive fees, acquired fund fees and expenses and extraordinary expenses), to the extent that they exceed 1.95% per annum of the Fund’s average daily net assets attributable to Class Y shares (the Expense Limitation). In consideration of the Adviser’s agreement to limit the Fund’s expenses, the Fund has agreed to repay the Adviser in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement for fees and expenses will be made only if payable not more than three years from the date in which they were incurred; and (2) the reimbursement may not be made if it would cause the lesser of the Expense Limitation in place at the time of waiver or at the time of reimbursement to be exceeded. The Expense Limitation Agreement will remain in effect at least until July 17, 2026, unless and until the Board approves its modification or termination. This agreement may be terminated only by the Fund’s Board on 60 days’ written notice to the Adviser. See “Management of the Fund.”

The Summary of Expenses Table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. More information about management and incentive fees, fee waivers and other expenses is available in “Management of the Fund” starting on page 28 of this prospectus.

The following example illustrates the hypothetical expenses that you would pay on a $1,000 investment assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return (the example assumes the Fund’s Expense Limitation Agreement will remain in effect for two years):

Share Class	1 Year	3 Years	5 Years	10 Years
Class Y	$20	$62	$108	$236

Shareholders who choose to participate in repurchase offers by the Fund will not incur a repurchase fee. However, if shareholders request repurchase proceeds be paid by wire transfer, such shareholders will be assessed an outgoing wire transfer fee at prevailing rates charged by the Transfer Agent, which is currently $15. The purpose of the above table is to help a holder of shares understand the fees and expenses that such holder would bear directly or indirectly. The example should not be considered a representation of actual future expenses. Actual expenses may be higher or lower than those shown.

FINANCIAL HIGHLIGHTS

Because the Fund commenced operations on or following the date of this Prospectus, no financial highlights are shown. You may request a copy of the Fund’s annual and semi-annual reports, once available, at no charge by calling the Fund at 833-510-8133 or by visiting www.boosterincomefund.com.

USE OF PROCEEDS

The net proceeds of the continuous offering of shares will be invested in accordance with the Fund’s investment objective and policies (as stated below) as soon as practicable (and within three months) after receipt. The Fund will pay offering expenses incurred with respect to its continuous offering. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund will invest in money market or short-term fixed income mutual funds. Investors should expect, therefore, that, before the Fund has fully invested the proceeds of the offering in accordance with its investment objective and policies, the Fund’s assets would earn interest income at a modest rate.

THE FUND

The Fund is a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund. The Fund was organized as a Delaware statutory trust on April 30, 2024. The Fund’s principal office is located at 1745 S Naperville Rd., Suite 200, Wheaton, IL 60189, and its telephone number is 833-510-8133.

OFFERING OF FUND SHARES

The Fund, as noted above, is a non-diversified, closed-end management investment company registered as such under the 1940 Act. The Fund is operated as an interval fund pursuant to Rule 23c-3 under the 1940 Act. The offering of the shares of beneficial interest of the Fund is conducted on a continuous basis in accordance with the terms set forth in this prospectus and in accordance with U.S. securities laws. The offering for this Fund is not intended as a public offer in any jurisdiction outside of the United States, and, as such, the Fund is not publicly registered with any authority(ies) located outside of the United States. No sale of shares of beneficial interest of the Fund will be made in any jurisdiction in which such sale is not authorized or permitted by an exemption, and no such sale will be made to any person to whom it is unlawful to make any such sale.

INVESTMENT OBJECTIVE, POLICIES AND STRATEGIES

Investment Objective and Policies

The Fund’s investment objective is to seek high current income and attractive risk-adjusted returns.

The Fund pursues its investment objective by investing primarily in structured notes. Structured notes are a flexible and evolving segment of the capital markets that combines a debt security with exposure to an underlying asset or assets. Structured notes are not a direct investment in the underlying asset or assets. Structured notes are issued by financial institutions as senior unsecured debt securities of the issuer. Payments on structured notes are subject to the risk of the issuer (or guarantor).

The Fund sources structured notes from multiple issuers. The Sub-Advisor believes this approach can provide the Fund with a wide range of investment and issuer exposures. This allows the Sub-Advisor the ability to dynamically select the structured notes held in the Fund.

Structured notes offer investment opportunities with a range of features and underlying asset class exposures. In general, the three broad categories of Structured Notes are enhanced yield investments, leveraged performance investments, and principal protected investments. While the Fund will focus its investments on enhanced yield investments, during periods of extreme volatility, the Fund will also invest in leveraged performance investments with 0%-20% of Fund assets and principal protected investments with 0%-20% of Fund assets.

While the underlying asset of the structured notes can be a stock, an equity index, or another fund, the Fund will primarily invest in notes linked to broad-based US and developed market equity indices such as the S&P 500, NASDAQ, Russell 2000, or Euro STOXX 50. The underlying assets will be primarily focused on US and European markets and large and mid-capitalization securities. The Fund does not intend to focus on any particular industry.

Enhanced Yield Investments

Callable Yield Notes. The Fund pursues enhanced yield through investing in a variety of Yield Notes. These Yield Notes provide periodic coupon payments and may be redeemed by the issuer at or prior to maturity under certain conditions. A coupon payment in context of a structured note refers to the periodic interest payment made by the issuer to the investor. Redemption refers to the process by which the investor receives the return of their principal investment from the issuer either at maturity or on a pre-determined date prior to maturity under certain conditions. There are multiple variations of this type of Yield Note with customizable terms.

Leveraged Performance Investments

Growth Notes. The Fund may opportunistically seek investments in growth notes that provide upside exposure to an underlying asset class with varying levels of downside protection. Growth notes are typically linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts. Growth notes often include protections in a form of a barrier and/or buffer to mitigate downside risk and limit potential losses. Both barriers and buffers are predetermined thresholds, typically expressed as a percentage, which provides investors with protection against losses. A barrier is commonly linked with contingent protection, or what’s often termed “soft protection”, which means that, if the value of the underlying asset or index exceeds the barrier level, the investor’s principal investment is fully at risk. A buffer usually offers “hard protection”, which means that, if the value of the underlying asset or index remains above the buffer level, the investor’s principal investment remains intact; however, if the value falls below the buffer level, an investor’s potential principal loss is limited to the extent of losses exceeding the buffer.

Principal Protected Investments

Principal Protected Notes. The Fund may opportunistically seek investments in fully or partially protected principal protected notes to provide upside exposure to an underlying asset class with either fully or partially principal protected terms (fully principal protected means 100% downside protection; partially principal protected means less than 100% protection (e.g. 90%). Principal protected notes are typically linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts.

To generate yield while the Sub-Adviser identifies attractive investment opportunities in structured notes, the Fund may invest in money market instruments, U.S. government securities, other high-quality debt instruments, and high yield fixed-income securities (often referred to as “junk bonds”) either as individual securities or through ETFs.

Investment Process

The Sub-Adviser will consider a variety of factors when selecting securities for the Fund’s portfolio, including predicted and actual volatility, correlation (the statistical relationship between the return of securities), existing and potential future income streams, the extent of downside protection, exposure to issuers, asset classes and sectors, credit quality of issuers, as well as prevailing market outlook, and other relevant technical indicators (moving averages, momentum and liquidity).

The Sub-Adviser selects the securities for the Fund’s portfolio with the goal of capturing the benefits of the different types of structured notes described above, with investments generally held until maturity. These maturities will typically range between 6 months and 10 years from the initial purchase date, with some investments offering an early redemption option based on the performance of specified financial indices or instruments. The types of structured notes selected may vary over time based on market conditions and the subjective assessment of the Sub-Adviser. The Fund will invest in structured notes that prioritize upside potential over downside protection during market sell-offs (a rapid and sustained sale of a large volume of securities), and invest in structured notes whose fair value, in the view of the Sub-Adviser, exceeds their current price during periods of market dislocation (circumstances in which financial markets, operating under stressful conditions, cease to price assets correctly in an absolute and relative basis). The Sub-Adviser’s subjective assessment is determined by review and analysis of multiple indicators such as (i) market sentiment as observed through CBOE Volatility Index (VIX), the high-low index, the bullish percent index (BPI), and moving averages; (ii) economic indicators prepared by the Council of Economic Advisers for the Congressional Joint Economic Committee; (iii) the interest rates and the direction of the monetary policy as announced by the Federal Reserve, and (iv) seasonal patterns established through analysis of historical financial market data.

Note coupon terms vary with market conditions and by issuer. The Sub-Advisor uses its discretion to customize the terms of the note. The common terms the sub-advisor customizes are listed below:

Yield Notes:

●	Adjusting Downside Threshold Level – usually between 20%-40%

●	Adjusting Coupon Payment Frequency – usually monthly or quarterly

●	Contingent or Fixed Coupon Payments – usually fixed coupons

●	Adjusting Underlying asset(s) – usually 3 equity indexes

Growth Notes:

●	Adjusting Downside Buffer – usually between 10-30%

●	Adjusting Barrier – usually between 20% and 50%

Principal Protected Notes:

●	Adjusting Level of Principal Protection – usually between 80%-100%

The Fund will primarily purchase structured notes through a competitive bidding process from third-party issuers on the terms the Sub-Adviser sets, and the Sub-Adviser will select the notes for the Fund’s portfolio with the highest available coupon.

Subsidiaries

Certain investments of the Fund will be held in Single-Asset Subsidiaries. In addition, the Fund may engage in bank borrowings through a Financing Subsidiary, which may act as the borrower of one or more revolving credit facilities. The Subsidiaries are subject to the same investment restrictions as the Fund, when viewed on a consolidated basis. The principal investment strategies and principal investment risks of the Subsidiaries are the principal investment strategies and principal investment risks of the Fund as reflected in this Prospectus. The financial statements of the Subsidiaries are consolidated with those of the Fund. Because the Fund may invest a substantial portion of its assets in the Subsidiaries, which may hold some of the investments described in this Prospectus, the Fund may be considered to be investing indirectly in some of those investments through its Subsidiaries. For that reason, references to the Fund may also include the Subsidiaries.

The Subsidiaries will be subject to the same investment restrictions and limitations, and follow the same compliance policies and procedures, as the Fund. The Fund complies with the provisions of the 1940 Act governing investment policies, capital structure and leverage on an aggregate basis with the Subsidiaries. In addition, the Subsidiaries comply with the provisions of the 1940 Act relating to affiliated transactions and custody. The Fund’s custodian also serves as the custodian to the Subsidiaries.

The Adviser and Sub-Adviser, who also serve in those roles for the Subsidiaries, will also comply with the provisions of the 1940 Act regarding investment advisory contracts and are considered to be an investment adviser to the Fund under the 1940 Act.

Leverage and Credit Facilities

The Fund may utilize leverage, including borrowing from banks in an amount of up to 33 1/3% of the Fund’s consolidated assets (defined as net assets plus borrowing for investment purposes). The Fund is authorized to borrow money in connection with its investment activities, to satisfy repurchase requests from Fund shareholders, and to otherwise provide the Fund with liquidity. The Fund may enter into one or more Credit Facilities for the purpose of investment purchases and other liquidity requirements, subject to the limitations of the 1940 Act (as defined below) for borrowings. The Credit Facilities will be secured by the Fund’s assets.

Other Information Regarding Investment Strategy

The Fund may, from time to time, take defensive positions that are inconsistent with the Fund’s principal investment strategy in attempting to respond to adverse market, economic, political or other conditions. During such times, the Adviser may determine that the Fund should invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these and in other cases, the Fund may not achieve its investment objective. The Adviser may invest the Fund’s cash balances in any investments it deems appropriate. The Adviser expects that such investments will be made, without limitation and as permitted under the 1940 Act, in money market funds, repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments is ordinarily reinvested by the Fund in accordance with its investment program. Many of the considerations entering into recommendations and decisions of the Adviser and the Fund’s Portfolio Managers (as defined below) are subjective. The Fund may engage in borrowings and the use of leverage in acquiring investments.

The frequency and amount of portfolio purchases and sales (known as the “portfolio turnover rate”) will vary from year to year. It is anticipated that the Fund’s portfolio turnover rate will ordinarily be between 20% and 75%. The portfolio turnover rate may exceed 100%, but may vary greatly from year to year and will not be a limiting factor when the Adviser or Sub-Adviser deems portfolio changes appropriate. The securities in which the Fund invests have limited liquidity, so it is not anticipated that the Fund will have high portfolio turnover. However, with the portion of its portfolio not invested in structured notes, the Fund may engage in short-term trading strategies, and securities may be sold without regard to the length of time held when, in the opinion of the Adviser or Sub-Adviser, investment considerations warrant such action. These policies may have the effect of increasing the annual rate of portfolio turnover of the Fund. Higher rates of portfolio turnover would likely result in higher brokerage commissions and may generate short-term capital gains taxable as ordinary income. If securities are not held for the applicable holding periods, dividends paid on them will not qualify for the advantageous federal tax rates. See “Tax Status” in the Fund’s SAI.

Fundamental Policies

The Fund’s stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund (the shares), are listed below. For the purposes of this SAI, “majority of the outstanding voting securities of the Fund” means the vote, at an annual or special meeting of shareholders, duly called, (a) of 67% or more of the shares present at such meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy; or (b) of more than 50% of the outstanding shares, whichever is less. The Fund may not:

(1) Borrow money, except to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”) (which currently limits borrowing to no more than 33 1/3% of the value of the Fund’s total assets, including the value of the assets purchased with the proceeds of its indebtedness, if any). The Fund may borrow for investment purposes, for temporary liquidity, or to finance repurchases of its shares.

(2) Issue senior securities, except to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33 1/3% of the value of the Fund’s total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund’s total assets).

(3) Purchase securities on margin, but may sell securities short and write call options.

(4) Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the disposition of its portfolio securities. The Fund may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the 1940 Act.

(5) Invest more than 25% of the market value of its assets in the securities of companies or entities engaged in any one industry. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities, as well as to investments in investment companies that primarily invest in such securities.

(6) Purchase or sell commodities, commodity contracts, including commodity futures contracts, unless acquired as a result of ownership of securities or other investments, except that the Fund may invest in securities or other instruments backed by or linked to commodities, and invest in companies that are engaged in a commodities business or have a significant portion of their assets in commodities, and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

(7) Purchase or sell real estate unless acquired as a result of ownership of securities or other instruments (but this restriction shall not prevent the Fund from investing in securities of companies engaged in the real estate business or securities or other instruments backed by real estate or mortgages), or commodities or commodity contracts.

(8) Make loans to others, except (a) through the purchase of debt securities in accordance with its investment objectives and policies, (b) to the extent the entry into a repurchase agreement is deemed to be a loan, and (c) by loaning portfolio securities.

(9) In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers for no less than for 5% of the shares outstanding at NAV less any repurchase fee, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th is not a business day.

If a restriction on a Fund’s investments is adhered to at the time an investment is made, a subsequent change in the percentage of Fund assets invested in certain securities or other instruments, or change in average duration of a Fund’s investment portfolio, resulting from changes in the value of a Fund’s total assets, will not be considered a violation of the restriction; provided, however, that the asset coverage requirement applicable to borrowings shall be maintained in the manner contemplated by applicable law.

There is no assurance what portion, if any, of the Fund’s investments will qualify for the reduced federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund’s distributions will be designated as qualified dividend income. See “U.S. Federal Income Tax Matters.”

RISK FACTORS

An investment in the Fund’s shares is subject to risks. The value of the Fund’s investments will increase or decrease based on changes in the prices of the investments it holds. This will cause the value of the Fund’s shares to increase or decrease. You could lose money by investing in the Fund. By itself, the Fund does not constitute a balanced investment program. Before investing in the Fund you should consider carefully the following risks. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisers before deciding whether to invest in the Fund.

Risks Related to an Investment in the Fund

Minimal Capitalization Risk. The Fund is not obligated to raise any specific amount of capital prior to commencing operations. There is a risk that the amount of capital actually raised by the Fund through the offering of its shares may be insufficient to achieve profitability or allow the Fund to realize its investment objective. An inability to raise additional capital may adversely affect the Fund’s financial condition, liquidity and results of operations, as well as its compliance with regulatory requirements.

No Operating History. The Fund is a closed-end investment company with no history of operations. The Fund may not be able to achieve its investment objective, including as a result of inopportune market or economic conditions.

Allocation Risk. The ability of the Fund to achieve its investment objective depends, in part, on the ability of the Adviser to allocate effectively the Fund’s assets among the various securities in which the Fund invests. There can be no assurance that the actual allocations will be effective in achieving the Fund’s investment objective or delivering positive returns.

Issuer and Non-Diversification Risk. Specific securities can be more volatile than the market as a whole and can perform differently from the value of the market as a whole. As a non-diversified fund, the Fund may invest more than 5% of its total assets in the securities of one or more issuers. The Fund’s performance may be more sensitive to any single economic, business, political or regulatory occurrence than the value of shares of a diversified investment company. The value of an issuer’s securities that are held in the Fund’s portfolio may decline for a number of reasons which directly relate to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods and services.

Liquidity Risk. The Fund is a closed-end investment company structured as an “interval fund” and designed for long-term investors. Unlike many closed-end investment companies, the Fund’s shares are not listed on any securities exchange and are not publicly traded. There currently is no secondary market for the shares and the Adviser does not expect that a secondary market will develop. Limited liquidity is provided to shareholders only through the Fund’s quarterly repurchase offers for no less than 5% of the Fund’s shares outstanding at NAV. There is no guarantee that shareholders will be able to sell all of the shares they desire in a quarterly repurchase offer. The Fund’s investments are also subject to liquidity risk. Liquidity risk exists when particular investments of the Fund would be difficult to purchase or sell, possibly preventing the Fund from selling such illiquid securities at an advantageous time or price, or possibly requiring the Fund to dispose of other investments at unfavorable times or prices in order to satisfy its obligations. Funds with principal investment strategies that involve securities of companies with smaller market capitalizations, derivatives or securities with substantial market and/or credit risk tend to have the greatest exposure to liquidity risk.

Management Risk. The NAV of the Fund changes daily based on the performance of the securities in which it invests. The Adviser’s judgment about the attractiveness, value and potential appreciation of a particular investment and securities in which the Fund invests may prove to be incorrect and may not produce the desired results.

Adviser’s Incentive Fee Risk. The Investment Advisory Agreement entitle the Adviser to receive incentive compensation on income regardless of any capital losses. In such case, the Fund may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of the Fund’s portfolio or if the Fund incurs a net loss for that quarter.

Any Incentive Fee payable by the Fund that relates to its net investment income may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the Incentive Fee will become uncollectible. The Adviser is not under any obligation to reimburse the Fund for any part of the Incentive Fee they received that was based on accrued income that the Fund never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in the Fund’s paying an Incentive Fee on income it never received.

General Market Conditions Risk – An investment in shares is subject to investment risk, including the possible loss of the entire principal amount invested. An investment in shares represents an indirect investment in the securities owned by the Fund. The value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably. The value of your shares at any point in time may be worth less than the value of your original investment, even after taking into account any reinvestment of distributions. The Fund may also use leverage, which would magnify the Fund’s investment, market and certain other risks.

All investments involve risks, including the risk that the entire amount invested may be lost. No guarantee or representation is made that the Fund’s investment objectives will be achieved. The Fund may utilize investment techniques, such as leverage, which can in certain circumstances increase the adverse impact to which the Fund’s investment portfolio may be subject.

Various sectors of the global financial markets have been experiencing an extended period of adverse conditions. Market uncertainty has increased dramatically, particularly in the United States and Europe, and adverse market conditions have expanded to other markets. These conditions have resulted in disruption of markets, periods of reduced liquidity, greater volatility, general volatility of spreads, an acute contraction in the availability of credit and a lack of price transparency. These volatile and often difficult global market conditions have episodically adversely affected the market values of real estate, and other securities and this volatility may continue and conditions could even deteriorate further. Some of the largest banks and companies across many sectors of the economy in the United States and Europe have declared bankruptcy, entered into insolvency, administration or similar proceedings, been nationalized by government authorities, and/or agreed to merge with or be acquired by other banks or companies that had been considered their peers. The long-term impact of these events is uncertain, but could continue to have a material effect on general economic conditions, consumer and business confidence and market liquidity.

Economic problems in a single country are increasingly affecting other markets and economies, and a continuation of this trend could adversely affect global economic conditions and world markets. Uncertainty and volatility in the financial markets and political systems of the U.S. or any other country, including volatility as a result of the ongoing conflicts between Russia and Ukraine and Israel and Hamas and the rapidly evolving measures in response, may have adverse spill-over effects into the global financial markets generally.

Major public health issues, such as COVID-19, have at times, and may in the future impact the Fund. The COVID-19 pandemic caused substantial market volatility and global business disruption and impacted the global economy in significant and unforeseen ways. Any public health emergency, including the COVID-19 pandemic or any outbreak of other existing or new epidemic diseases or the threat thereof, and the resulting financial and economic market uncertainty, could have a material adverse impact on the Fund or its investments. Moreover, changes in interest rates, travel advisories, quarantines and restrictions, disrupted supply chains and industries, impact on labor markets, reduced liquidity or a slowdown in U.S. or global economic conditions resulting from a future public health crisis may also adversely affect the Fund or its investments. COVID-19, or any other health crisis and the current or any resulting financial, economic and capital markets environment, and future developments in these and other areas present uncertainty and risk with respect to the Fund’s NAV, performance, financial condition, results of operations, ability to pay distributions, and portfolio liquidity, among other factors.

Failure of Financial Institutions and Sustained Financial Market Illiquidity. The failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which the Fund and/or the Fund’s underlying investments have a commercial relationship could adversely affect, among other things, the Fund and/or the Fund’s underlying investments’ ability to pursue key strategic initiatives, including by affecting the Fund’s ability to borrow from financial institutions on favorable terms.

Correlation Risk. The Fund seeks to produce returns that are less correlated to the broader financial markets over time. Although the prices of equity securities and fixed income securities, as well as other asset classes, often rise and fall at different times so that a fall in the price of one may be offset by a rise in the price of the other, in down markets the prices of these securities and asset classes can also fall in tandem. Because the Fund allocates its investments among different asset classes, the Fund is subject to correlation risk.

Repurchase Policy Risks. Quarterly repurchases by the Fund of its shares typically will be funded from available cash or sales of portfolio securities. However, payment for repurchased shares may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would liquidate such holdings, potentially resulting in losses, and may increase the Fund’s portfolio turnover. The Adviser may take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on any such borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income. To the extent the Fund finances repurchase proceeds by selling investments, the Fund may hold a larger proportion of its net assets in less liquid securities. Also, the sale of securities to fund repurchases could reduce the market price of those securities, which in turn would reduce the Fund’s NAV.

Repurchase of shares will tend to reduce the amount of outstanding shares and, depending upon the Fund’s investment performance, its net assets. A reduction in the Fund’s net assets may increase the Fund’s expense ratio, to the extent that additional shares are not sold. In addition, the repurchase of shares by the Fund may be a taxable event to shareholders. If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis, so shareholders may not be able to tender as many shares as they would like during any quarterly repurchase offer.

Distribution Policy Risk. The Fund’s distribution policy is to make monthly distributions to shareholders. All or a portion of a distribution may consist solely of a return of capital (i.e. from your original investment) and not a return of net profit. Shareholders should not assume that the source of a distribution from the Fund is net profit. Shareholders should note that return of capital will reduce the tax basis of their shares and potentially increase the taxable gain, if any, upon disposition of their shares.

Cybersecurity Risk. Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack or damage. The Fund and its affiliates and third-party service providers are subject to cybersecurity risks. Cybersecurity risks have significantly increased in recent years and the Fund could suffer such losses in the future. The Fund’s and its affiliates’ and third-party service providers’ computer systems, software, and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize confidential and other information, including nonpublic personal information and sensitive business data, processed and stored in, and transmitted through, computer systems and networks, or otherwise cause interruptions or malfunctions in the Fund’s operations or the operations of their respective affiliates and third-party service providers. This could result in significant losses, reputational damage, litigation, regulatory fines or penalties, or otherwise adversely affect the Fund’s business, financial condition or results of operations. Privacy and information security laws and regulation changes, and compliance with those changes, may result in cost increases due to system changes and the development of new administrative processes. In addition, the Fund may be required to expend significant additional resources to modify the Fund’s protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks.

Risks Related to the Fund’s Investments

Structured Products Risk. The Fund will primarily invest in structured notes. Among other risks, the products (i) are subject to the risks associated with the underlying assets; (ii) will often be leveraged, which will generally magnify the opportunities for gain and risk of loss; (iii) are highly complex, which may cause disputes as to their terms and impact the valuation and liquidity of such positions; and (iv) often contain significant obstacles to asserting “putback” or similar claims against the products.

●	Risk of Loss at Maturity. The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the notes at maturity. If the notes are not called, the issuer will repay the Fund the principal amount of the notes in cash only if the final price of the underlying asset is equal to or greater than the trigger price and will only make such payment at maturity. If the notes are not called and the final price is less than the trigger price, the Fund will be exposed to the negative underlying return and lose a significant portion or all of its initial investment in an amount proportionate to the decline in the price of the underlying asset.

●	Contingent Repayment of the Fund’s Principal Applies Only at Maturity. The Fund expects to hold the notes to maturity. If the Fund is able to sell its notes prior to maturity in the secondary market, it may have to sell them at a loss relative to its initial investment even if the then-current underlying asset price is equal to or greater than the trigger price at that time.

●	The Fund May Not Receive Any Contingent Coupons. The issuer will not necessarily pay periodic contingent coupons on the notes. If the closing price of the underlying asset on an observation date is less than the coupon barrier, the issuer will not pay the Fund the contingent coupon applicable to such observation date. If the closing price of the underlying asset is less than the coupon barrier on each of the observation dates, the issuer will not pay the Fund any contingent coupons during the term of, and you will not receive a positive return on, the notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on the notes.

●	The Fund’s Potential Return on the Notes is Limited and It Will Not Participate in any Appreciation of the Underlying Asset. The return potential of the notes is limited to the contingent coupon rate, regardless of the appreciation of the underlying asset. In addition, the total return on the notes will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the notes are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the notes could be called as early as the first observation date, the total return on the Notes could be minimal. If the notes are not called, you will not participate in any appreciation in the price of the underlying asset even though you will be subject to the underlying asset’s risk of decline. As a result, the return on an investment in the notes could be less than the return on a direct investment in the underlying asset.

●	Higher Contingent Coupon Rates are Generally Associated with a Greater Risk of Loss. Greater expected volatility with respect to the underlying asset reflects a higher expectation as of the trade date that the price of such underlying asset could close below its trigger price on the final valuation date of the notes. This greater expected risk will generally be reflected in a higher contingent coupon rate for that note. However, an underlying asset’s volatility can change significantly over the term of the notes and the price of the underlying asset for your notes could fall sharply, which could result in a significant loss of principal.

●	Reinvestment Risk. The notes will be called automatically if the closing price of the underlying asset is equal to or greater than the initial price on any observation date. In the event that the notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

●	Greater Expected Volatility Generally Indicates an Increased Risk of Loss at Maturity. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the trade date that the closing price of the underlying asset could be less than the coupon barrier on any observation date and that the final price of the underlying asset could be less than the trigger price on the final valuation date and, as a consequence, indicates an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the notes, and a relatively lower coupon barrier and/or trigger price may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

●	General Credit Risk. The Fund is subject to significant credit risk (i.e., the risk that an issuer or borrower will default in the payment of principal and/or interest on an instrument) in light of its investment strategy. Credit risk also includes the risk that a counterparty to a derivatives transaction (e.g., a swap counterparty or futures commission merchant) will be unwilling or unable to meet its obligations. Financial strength and solvency of an issuer or borrower are the primary factors influencing credit risk. In addition, degree of subordination, lack or inadequacy of collateral or credit enhancement for a debt instrument may affect its credit risk. Investments in stressed or distressed companies inherently have more credit risk than do similar investments in other companies. The degree of credit risk associated with any particular Portfolio Investment or any collateral relating thereto may be difficult or impossible for the Adviser to determine within reasonable standards of predictability. The Adviser also expects to utilize various third parties that hold Fund assets (such as the prime broker) in implementing the Fund’s investment strategy, and the Fund will therefore also be subject to credit risk with respect to such entities.

●	Credit Risk of the Issuer. The notes are unsubordinated, unsecured debt obligations of the issuer, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of the issuer to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the issuer may affect the market value of the notes and, in the event the issuer were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire investment.

Use of Leverage by the Fund. Although the Fund has the option to borrow, there are significant risks that may be assumed in connection with such borrowings. Investors in the Fund should consider the various risks of financial leverage, including, without limitation, the matters described below. There is no assurance that a leveraging strategy would be successful. Financial leverage involves risks and special considerations for shareholders including: (i) the likelihood of greater volatility of NAV of the shares than a comparable portfolio without leverage; (ii) the risk that fluctuations in interest rates on borrowings and short-term debt that the Fund must pay will reduce the return to the shareholders; (iii) the effect of financial leverage in a market experiencing rising interest rates, which would likely cause a greater decline in the NAV of the shares than if the Fund were not leveraged; and (iv) the potential for an increase in operating costs, which may reduce the Fund’s total return.

In the event that the Fund would be required to sell assets at a loss, including in order to redeem or pay off any borrowing, such a sale would reduce the Fund’s NAV and may make it difficult for the NAV to recover. The Fund nevertheless may continue to use financial leverage if the Adviser expects that the benefits to the shareholders of maintaining the leveraged position likely would outweigh a resulting reduction in the current return.

Certain types of borrowings by the Fund would result in the Fund being subject to covenants in credit agreements relating to asset coverage and Fund composition requirements that are more stringent than those currently imposed on the Fund by the 1940 Act. In addition, borrowings by the Fund may be made on a secured basis. The Custodian will then either segregate the assets securing the Fund’s borrowings for the benefit of the Fund’s lenders or arrangements will be made with a suitable sub-custodian. If the assets used to secure a borrowing decrease in value, the Fund may be required to pledge additional collateral to the lender in the form of cash or securities to avoid liquidation of those assets. In the event of a default, the lenders will have the right, through the Custodian, to redeem the Fund’s investments in underlying Investment Funds without consideration of whether doing so would be in the best interests of the Fund’s shareholders. The rights of any lenders to the Fund to receive payments of interest on and repayments of principal of borrowings will be senior to the rights of the Fund’s shareholders, and the terms of the Fund’s borrowings may contain provisions that limit certain activities of the Fund and could result in precluding the purchase of instruments that the Fund would otherwise purchase.

The use of financial leverage involves financial risk and would increase the exposure of the Fund’s investment returns to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of the investments. There would be a risk that operating cash flow available to the Fund would be insufficient to meet required payments and a risk that it would not be possible to refinance existing indebtedness or that the terms of such refinancing would not be as favorable as the terms of existing indebtedness. Borrowings by the Fund may be secured by any or all of the assets of the Fund, with the consequences that the Fund may lose more than its equity stake in any one investment, and may lose all of its capital.

Fixed Income Risk. The value of investments in fixed income securities will fluctuate with changes in interest rates. Typically, a rise in interest rates causes a decline in the value of fixed income securities. In general, the market price of debt securities with longer maturities will increase or decrease more in response to changes in interest rates than shorter-term securities. Other risk factors include credit risk (the debtor may default) and prepayment risk (the debtor may pay its obligation early, reducing the amount of interest payments). These risks could affect the value of a particular investment, possibly causing the Fund’s share price and total return to be reduced and fluctuate more than other types of investments.

High Yield and Unrated Securities Risk. These securities are speculative investments that carry greater risks and are more susceptible to real or perceived adverse economic and competitive industry conditions than higher quality securities. High yield securities offer the potential for higher return, but also involve greater risk than bonds of higher quality, including an increased possibility that the security’s issuer, obligor or guarantor may not be able to make its payments of interest and principal (credit quality risk). If that happens, the value of the security may decrease. An economic downturn or period of rising interest rates (interest rate risk) could adversely affect the market for these securities and reduce the Fund’s ability to sell its securities (liquidity risk). Such securities also may be subject to resale restrictions. The lack of a liquid market for these securities could decrease the Fund’s share price.

The risks associated with unrated securities can be similar to the risks of below investment grade securities. In addition, the determination of credit quality for an unrated security is based largely on the credit analysis performed by the Adviser, and not on rating agency evaluation. This analysis may be difficult to perform because information about these securities may not be in the public domain, and the issuers may not subject to reporting requirements under federal securities laws.

Interest Rate Risk. The fixed-income instruments that the Fund may invest in are subject to the risk that market values of such securities will decline as interest rates increase. These changes in interest rates have a more pronounced effect on securities with longer durations. Typically, the impact of changes in interest rates on the market value of an instrument will be more pronounced for fixed-rate instruments, such as most corporate bonds, than it will for floating rate instruments. Fluctuations in the value of portfolio securities will not affect interest income on existing portfolio securities but will be reflected in the Fund’s NAV. It cannot be predicted with certainty when, or how, Federal Reserve’s interest rate policies will change, but actions by the Federal Reserve and other central bankers may have a significant effect on interest rates and on the U.S. and world economies generally. Market volatility, rising interest rates, uncertainty around interest rates and/or unfavorable economic conditions could adversely affect our business. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to the Fund’s debt investments, particularly to the extent that it holds floating rate debt securities. Accordingly, an increase in interest rates would make it easier for the Fund to meet or exceed the Incentive Fee hurdle rate and may result in a substantial increase to the amount of Incentive Fees payable to the Advisors with respect to pre-incentive fee net investment income. See “Management of the Funds – Investment Adviser – Management and Incentive Fees.”

Inflation/Deflation Risk. Inflation risk is the risk that the value of certain assets or income from the Fund’s investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Fund and its distributions can decline.

In addition, during any periods of rising inflation, the dividend rates or borrowing costs associated with the Fund’s use of leverage would likely increase, which would tend to further reduce returns to shareholders. Deflation risk is the risk that prices throughout the economy decline over time—the opposite of inflation. Deflation may have an adverse effect on the creditworthiness of issuers and may make issuer defaults more likely, which may result in a decline in the value of the Fund’s portfolio.

Due to global supply chain disruptions, a rise in energy prices, strong consumer demand as economies continue to reopen and other factors, inflation has accelerated in the U.S. and globally. Recent inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on their loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in a portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations.

Inflation may continue in the near to medium-term, particularly in the U.S., with the possibility that monetary policy may tighten in response.

Foreign Securities and Emerging Markets Risk. Foreign securities have investment risks different from those associated with domestic securities. Changes in foreign economies and political climates are more likely to affect the Fund with investments in foreign securities than another fund that invests exclusively in domestic securities. The value of foreign currency denominated securities or foreign currency contracts is affected by the value of the local currency relative to the U.S. dollar. There may be less government supervision of foreign markets, resulting in non-uniform accounting practices and less publicly available information about issuers of foreign securities. The value of foreign investments may be affected by changes in exchange control regulations, application of foreign tax laws (including withholding tax), changes in governmental economic or monetary policy (in this country or abroad), or changed circumstances in dealings between nations. In addition, foreign brokerage commissions, custody fees, and other costs of investing in foreign securities are often higher than in the United States. Investments in foreign issues could be affected by other factors not present in the United States, including expropriation, armed conflict, confiscatory taxation, and potential difficulties in enforcing contractual obligations.

The Fund may also invest in emerging markets, which are markets of countries in the initial stages of industrialization and have low per capita income. In addition to the risks of foreign securities in general, countries in emerging markets are more volatile and can have relatively unstable governments, social and legal systems that do not protect shareholders, economies based on only a few industries, and securities markets that trade a small number of issues which could reduce liquidity.

Derivatives Risk. While the Fund will not invest directly in derivative instruments, many of the structured notes in which the Fund invests are linked to the performance of an underlying asset or index through a reference mechanism such as derivative contracts. The use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of risks, such as liquidity risk (which may be heightened for highly-customized derivatives), interest rate risk, market risk, credit risk, leveraging risk, counterparty risk, tax risk, and management risk, as well as risks arising from changes in applicable requirements. They also involve the risk of mispricing, the risk of unfavorable or ambiguous documentation and the risk that changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index. The Fund’s use of derivatives may increase or accelerate the amount of taxes payable by common shareholders.

●	Options Risk. The Fund may lose the entire put option premium paid if the underlying security does not decrease in value at expiration. Put options may not be an effective hedge because they may have imperfect correlation to the value of the Fund’s portfolio securities. Purchased put options may decline in value due to changes in price of the underlying security, passage of time and changes in volatility. Written call and put options may limit the Fund’s participation in equity market gains and may magnify the losses if the price of the written option instrument increases in value between the date when the Fund write the option and the date on which the Fund purchase an offsetting position. The Fund will incur a loss as a result of a written options (also known as a short position) if the price of the written option instrument increases in value between the date when the Fund write the option and the date on which the Fund purchases an offsetting position.

●	Swaps Risk. The Fund’s use of swaps involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments and exposes the Fund to the risks associated with derivative instruments described above. In a standard “swap” transaction, two parties agree to exchange the returns, differentials in rates of return or some other amount earned or realized on the “notional amount” of predetermined investments or instruments, which may be adjusted for an interest factor. Swaps can involve greater risks than direct investment in securities, because swaps may be leveraged and subject to counterparty risk (e.g., the risk of a counterparty’s defaulting on the obligation or bankruptcy), credit risk and pricing risk (i.e., swaps may be difficult to value). Swaps are also subject to non-correlation risk because they may not be perfect substitutes for the instruments they are intended to hedge or replace. Swaps may also be considered illiquid. It may not be possible for the Fund to liquidate a swap position at an advantageous time or price, which may result in significant losses.

●	Futures Risk. The Fund’s use of futures involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. These risks include (i) leverage risk (ii) risk of mispricing or improper valuation; and (iii) the risk that changes in the value of the futures contract may not correlate perfectly with the underlying index. Investments in futures involve leverage, which means a small percentage of assets invested in futures can have a disproportionately large impact on the Fund. This risk could cause the Fund to lose more than the principal amount invested. Futures contracts may become mispriced or improperly valued when compared to the adviser’s expectation and may not produce the desired investment results. Additionally, changes in the value of futures contracts may not track or correlate perfectly with the underlying index because of temporary, or even long-term, supply and demand imbalances and because futures do not pay dividends unlike the stocks upon which they are based.

Cash and Cash Equivalents Risk. At any time, the Fund may have significant investments in cash or cash equivalents. When a substantial portion of a portfolio is held in cash or cash equivalents, there is the risk that the value of the cash account, including interest, will not keep pace with inflation, thus reducing purchasing power over time.

U.S. Government Securities Risk. U.S. Treasury obligations are backed by the “full faith and credit” of the U.S. government and generally have negligible credit risk. Securities issued or guaranteed by federal agencies or authorities and U.S. government-sponsored instrumentalities or enterprises may or may not be backed by the full faith and credit of the U.S. government. The Fund may be subject to such risk to the extent it invests in securities issued or guaranteed by federal agencies or authorities and U.S. government-sponsored instrumentalities or enterprises.

Risk of Investing in other Funds. Other investment companies including money market funds and ETFs (“Underlying Funds”) in which the Fund invests are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, the cost of investing in the Fund will be higher than the cost of investing directly in the Underlying Funds and may be higher than other funds that invest directly in stocks and bonds. Additional risks of investing in Underlying Funds are described below:

●	Net Asset Value and Market Price Risk of ETFs: The market value of ETF shares may differ from their net asset value. This difference in price may be due to the fact that the supply and demand in the market for fund shares at any point in time is not always identical to the supply and demand in the market for the underlying basket of securities. Accordingly, there may be times when shares trade at a premium or discount to net asset value.

●	ETF Tracking Risk: Passive ETFs in which the Fund invests will not be able to replicate exactly the performance of the indices they track because the total return generated by the securities will be reduced by transaction costs incurred in adjusting the actual balance of the securities. In addition, the passive ETFs in which the Fund invests will incur expenses not incurred by their applicable indices. Certain securities comprising the indices tracked by the passive ETFs may, from time to time, temporarily be unavailable, which may further impede the passive ETFs’ ability to track their applicable indices.

●	Management Risk: When the Fund invests in Underlying Funds there is a risk that the investment advisers of those Underlying Funds may make investment decisions that are detrimental to the performance of the Fund.

Tax Risk. The income and gains from certain of the Fund’s investments may not allow the Fund to be treated as a regulated investment company under the Internal Revenue Code. If the Fund fails to qualify as a regulated investment company under the Internal Revenue Code in any fiscal year, it will be treated as a corporation for federal income tax purposes. As such, the Fund would be required to pay income taxes on its income at the rates generally applicable to corporations and distributions to shareholders would be treated as taxable dividends to the extent of current or accumulated earnings and profits of the Fund.

Possible Risk of Conflicts

Allocation of Investment Opportunities Risk. The Adviser and Sub-Adviser, directly or through their affiliates, may manage or advise multiple investment vehicles or accounts that have investment objectives that are similar to the Fund and that may seek to make investments or sell investments in the same securities or other instruments, sectors or strategies as the Fund. This may create potential conflicts, particularly in circumstances where the availability of such investment opportunities is limited or where the liquidity of such investment opportunities is limited. The results of the Fund’s investment activities may differ significantly from the results achieved by such other managed investment vehicles or accounts. It is possible that one or more of such vehicles or accounts will achieve investment results that are substantially more or less favorable than the results achieved by the Fund.

Speculative Investments Risk. The Incentive Fee payable by the Fund to the Adviser may create an incentive for them to make investments on the Fund’s behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the Incentive Fee payable to the Adviser is determined may encourage them to use leverage to increase the return on the Fund’s investments. In addition, the fact that the management fee is payable based upon the Fund’s average daily gross assets, which would include any borrowings for investment purposes, may encourage the Adviser to use leverage to make additional investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor shareholders. Such a practice could result in the Fund’s investing in more speculative securities than would otherwise be in its best interests, which could result in higher investment losses, particularly during cyclical economic downturns.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board is responsible for the overall management of the Fund, including supervision of the duties performed by the Adviser. The Board is comprised of three Trustees. The Trustees are responsible for the Fund’s overall management, including adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Fund’s investment adviser. The name and business address of the Trustees and officers of the Fund and their principal occupations and other affiliations during the past five years, as well as a description of committees of the Board, are set forth under “Management” in the SAI.

Investment Adviser

Booster Asset Management, LLC, located at 1745 S Naperville Rd., Suite 200, Wheaton, IL 60189 serves as the Fund’s investment adviser. The Adviser is registered with the SEC as an investment adviser under the Advisers Act. The Adviser is Illinois limited liability company that was formed in February 2024. The Adviser is solely owned by The Nadim “Dean” Zayed Living Trust, Dated May 1, 2003, which is controlled by Nadim Zayed who is the Chief Executive Officer of the Sub-Adviser.

The Adviser will supervise and provide oversight of the Fund’s service providers, including the Sub-Adviser. The Adviser will furnish to the Fund office facilities, equipment and personnel for servicing the management of the Fund. The Adviser will compensate all Adviser personnel who provide services to the Fund.

A discussion regarding the basis for the Board’s approval of the Fund’s Investment Advisory Agreement with the Adviser and the Sub-Advisory Agreement with the Sub-Adviser will be included in the Fund’s first semi-annual report to shareholders for fiscal period ending February 28, 2024.

Management and Incentive Fees

Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, and in consideration of the advisory services provided by the Adviser to the Fund, the Adviser is entitled to a fee consisting of two components — a base management fee and an incentive fee.

The management fee is calculated and payable monthly in arrears at the annual rate of 1.25% of the Fund’s average daily total assets during such period.

The incentive fee is calculated and payable quarterly in arrears in an amount equal to 15.0% of the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, expressed as a rate of return on the Fund’s “adjusted capital,” equal to 1.50% per quarter (or an annualized hurdle rate of 6.00%), subject to a “catch-up” feature, which allows the Adviser to recover foregone incentive fees that were previously limited by the hurdle rate. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the management fee, expenses reimbursed to the Adviser and any interest expenses and distributions paid on any issued and outstanding preferred shares, but excluding the incentive fee). “Adjusted capital” means the cumulative gross proceeds received by the Fund from the sale of shares (including pursuant to the Fund’s distribution reinvestment plan), reduced by amounts paid in connection with purchases of shares pursuant to the Fund’s quarterly repurchase policy.

The calculation of the incentive fee on pre-incentive fee net investment income for each quarter is as follows:

●	No incentive fee is payable in any calendar quarter in which the Fund’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.50% per quarter (or an annualized rate of 6.00%) of adjusted capital;

●	100% of the Fund’s pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than or equal to 1.7647% of adjusted capital. The Fund’s pre-incentive fee net investment income (which exceeds the hurdle rate but is less than or equal to 1.7647%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide the Adviser with an incentive fee of 15.0% on all of the Fund’s pre-incentive fee net investment income when the Fund’s pre-incentive fee net investment income reaches 1.7647% in any calendar quarter; and

●	15.0% of the amount of the Fund’s pre-incentive fee net investment income, if any, that exceeds 1.7647% of adjusted capital in any calendar quarter is payable to the Adviser once the hurdle rate is reached and the catch-up is achieved (15.0% of all pre-incentive fee net investment income thereafter will be allocated to the Adviser).

The term “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the base management fee, expenses reimbursed to the Adviser under the Investment Advisory Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The management fee the Fund pays to the Adviser is based on average daily total assets, which includes leverage incurred by the Fund. Because the management fee is based on average daily total assets, there is a risk that this may encourage the Fund’s Adviser to obtain leverage to make additional investments.

The incentive fee is intended to compensate the Adviser if the Fund generates a certain level of income during a particular quarter. The Fund’s “pre-incentive fee net investment income” must meet a threshold of 1.50% of adjusted capital during a quarter in order for the Adviser to be eligible to earn incentive fees. The hurdle rate is measured against adjusted capital since the Fund is engaged in a continuous offering of shares. Adjusted capital takes into account the amount of capital raised in the public offering, less any repurchases pursuant to the Fund’s quarterly repurchase policy. Since capital is being raised continuously, the Fund believes that the hurdle rate should be measured against adjusted capital rather than another metric, such as total assets that would include leverage.

The following is a graphical representation of the calculation of the Incentive Fee:

Pre-Incentive Fee Net Investment Income
(expressed as a percentage of the Fund’s adjusted capital)

These calculations will be appropriately prorated for any period of less than three months and adjusted, if appropriate, for any equity capital raises or repurchases during the current calendar quarter.

Example: Subordinated Incentive Fee on Income for Each Calendar Quarter

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.4%

Preferred return(1) = 1.50%

Base management fee(2) = 0.3125%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = %0.1375%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = %0.95

Pre-incentive fee net investment income does not exceed the preferred return rate; therefore there is no subordinated incentive fee on income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.00%

Preferred return(1) = 1.50%

Base management fee(2) = 0.3125%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.1375%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = %1.55%

Subordinated incentive fee on income	= 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

= 100% × (%1.55% – 1.5%)

= 0.05%

Pre-incentive fee net investment income exceeds the preferred return rate, but does not fully satisfy the “catch-up” provision, therefore the subordinated incentive fee on income is 0.05%

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.50%

Preferred return(1) = 1.50%

Base management fee(2) = 0.3125%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.1375%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses)) = 2.050

Catch up = 100% × pre-incentive fee net investment income (subject to “catch-up”)(4)

Subordinated incentive fee on income = 100% × “catch-up” + (15.0% × (pre-incentive fee net investment income – 1.7647%))

Catch up	= 1.7647% – 1.50%

= 0.2647%

Subordinated incentive fee on income	= (100% × 0.2647%) + (15.0% × ((2.050-1.7647)

= 0.2647% + (15% 0.2853

= 0.2647% + 0.0428%0.3075%

Pre-incentive fee net investment income exceeds the fixed preferred return and fully satisfies the “catch-up” provision, therefore the subordinated incentive fee on income is 0.3075%

(1)	Represents 6.0% annualized preferred return.
(2)	Represents 1.25% annualized base management fee on average total assets.
(3)	Excludes organization and offering expenses.
(4)	The “catch-up” provision is intended to provide our Adviser with an incentive fee of 15.0% on all pre-incentive fee net investment income when our net investment income exceeds 1.7647% in any calendar quarter.
*	The returns shown are for illustrative purposes only. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in the examples above.

Expense Limitation

The Adviser has entered into a fee waiver agreement with the Fund under which it has agreed to waive or reduce its fees by 0.25% of the average daily net assets of the Fund through July 17, 2026, and may be terminated by the Board of Trustees at any time. The Advisor cannot recoup from the Fund any amounts paid by the Adviser under the fee waiver agreement. The Adviser and the Fund have also entered into an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) under which the Adviser has agreed contractually to waive its fees and to pay or absorb the ordinary operating expenses of the Fund (including all organizational and offering expenses, but excluding interest, brokerage commissions, incentive fees, acquired fund fees and expenses and extraordinary expenses), to the extent that they exceed 1.95% per annum of the Fund’s average daily net assets attributable to Class Y shares (the “Expense Limitation”). In consideration of the Adviser’s agreement to limit the Fund’s expenses, the Fund has agreed to repay the Adviser in the amount of any fees waived and Fund expenses paid or absorbed, subject to the limitations that: (1) the reimbursement will be made only for fees and expenses incurred not more than three years from the date in which they were incurred; and (2) the reimbursement may not be made if it would cause the lesser of the Expense Limitation in place at the time of waiver or at the time of reimbursement to be exceeded. The Expense Limitation Agreement will remain in effect, at least until July 17, 2026, unless and until the Board approves its modification or termination. This agreement may be terminated only by the Board on 60 days written notice to the Adviser. After July 17, 2026, the Expense Limitation Agreement may be renewed at the Adviser’s discretion.

Investment Sub-Adviser

The Adviser has engaged Brookstone Asset Management, LLC (the “Sub-Adviser”), a registered investment adviser under the Advisers Act, to provide ongoing research, recommendations, and day-to-day portfolio management with respect to the Fund’s investment portfolio. The Sub-Adviser is Illinois limited liability company that was formed in August 2023 and is an affiliate of the Adviser. The Sub-Adviser is wholly-owned by Brookstone Capital Management LLC, which is majority-owned by AL BCM, LLC. AL BCM, LLC is wholly-owned by AL Marketing, LLC. AL Marketing, LLC is wholly-owned by Amerilife Group, LLC. Amerilife Group, LLC is wholly-owned by Amerilife Midco, LLC. Amerilife Midco, LLC is wholly-owned by Amerilife Holdings, LLC. Amerilife Holdings, LLC is wholly-owned by Accelerate Buyer, LLC. Accelerate Buyer, LLC is wholly-owned by Accelerate Intermediate Holdings 1 LLC. Accelerate Intermediate Holdings 1 LLC is wholly-owned by Accelerate Intermediate Holdings 2 LLC. Accelerate Intermediate Holdings 2 LLC is wholly-owned by Accelerate Topco Holdings LLC. Accelerate Topco Holdings LLC is controlled by Genstar Capital Partners X, LP. Genstar Capital Partners X, LP is owned by its shareholders, none of whom have a controlling interest in Genstar Capital Partners X, LP.

Sub-advisory services are provided to the Fund pursuant to an agreement between the Adviser and the Sub-Adviser. Under the terms of the Sub-Advisory Agreement, the Adviser compensates the Sub-Adviser based on a portion of the Fund’s average daily net assets that have been allocated to the Sub-Adviser to manage. Fees paid to the Sub-Adviser are not an expense of the Fund. Pursuant to the Sub-Advisory Agreement, the Adviser pays the Sub-Adviser a monthly management fee computed at the annual rate based on the percentage of the Fund’s daily net assets set forth below:

0.50% of the Fund’s assets managed by the Sub-Adviser until such assets reach $3 billion; and

0.40% of the Fund’s assets managed by the Sub-Adviser once such assets exceed $3 billion

Portfolio Managers

Dean Zayed, Matt Lovett, Mark DiOrio, and Alex Bobin are the Fund’s portfolio managers (“Portfolio Managers”) and oversee the day-to-day investment operations of the Fund. The biographical information for Mr. Zayed, Mr. Lovett, Mr. DiOrio, and Mr. Bobin is presented below.

Dean Zayed has been the founder and Chief Executive Officer of the Advisor since 2024 and the Sub-Advisor since 2006. Dean received his BA in economics from Northwestern University where he completed the Business Institutions Programs, the Undergraduate Leadership Program and was a member of the Omicron Delta Epsilon Economics Honor Society. He received his JD from Northwestern University School of Law and his master’s degree in taxation (LLM) from Chicago-Kent College of Law. Dean is a Certified Financial Planner (CFP) and holds the Illinois insurance license for life, health and long-term care.

Matt Lovett joined the adviser as Chief Compliance Officer in 2013 and has over twenty years of comprehensive compliance experience. He received a BA in economics from the University of Maryland.

Mark DiOrio is the Chief Investment Officer of the Sub-Advisor and has led the Investment Committee of the Sub-Advisor since 2015. Mark has more than 20 years of investment industry experience, including 15 years of multi-asset class portfolio management. Mark received his MBA from Benedictine University, his BA from Eastern Illinois University and is a Charter Financial Analyst. He is a member of the CFA Institute and CFA Society of Chicago.

Alex Bobin has been the Head of Portfolio Strategy and Structured Solutions at the Sub-Advisor since 2023. He joined the firm as Senior Investment Analyst in 2019. He has extensive cross-industry experience spanning financial services, real estate, technology, and insurance. Alex received his MBA from the University of Chicago Booth School of Business. He is a Chartered Financial Analyst and a member of the CFA Institute and CFA Institute of Chicago.

The SAI provides additional information about the Portfolio Manager’s compensation, other accounts managed and ownership of Fund shares.

Administrator, Transfer Agent, and Accounting Agent

Ultimus Fund Solutions, LLC (“Administrator”), located at 225 Pictoria Drive, Cincinnati, OH 45246 serves as Administrator, Transfer Agent, and Accounting Agent. For its services as Administrator, Transfer Agent, and Accounting Agent, the Fund pays Administrator the greater of a minimum fee or fees based on the annual net assets of the Fund (with such minimum fees subject to an annual cost of living adjustment) plus out of pocket expenses.

Custodian

U.S. Bank, N.A., with its principal place of business located at 425 Walnut Street, Cincinnati, Ohio 45202, serves as custodian for the securities and cash of the Fund’s portfolio. Under a Custody Agreement, the Custodian holds the Fund’s assets in safekeeping and keeps all necessary records and documents relating to its duties.

Fund Expenses

The Adviser is obligated to pay expenses associated with providing the services stated in the Investment Advisory Agreement, including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Fund. The Adviser is obligated to pay the fees of any Trustee of the Fund who is affiliated with it.

The Administrator is obligated to pay expenses associated with providing the services contemplated by a Fund Services Administration Agreement (administration and accounting), including compensation of and office space for its officers and employees and administration of the Fund. The Transfer Agent is obligated to pay expenses associated with providing the services contemplated by a Transfer Agency Agreement, including compensation for its officers and employees providing transfer agent services to the Fund.

The Fund pays all other expenses incurred in the operation of the Fund including, among other things, (i) expenses for legal and independent accountants’ services, (ii) costs of printing proxies, share certificates, if any, and reports to shareholders, (iii) charges of the Custodian and Transfer Agent in connection with the Fund’s dividend reinvestment plan, (iv) fees and expenses of independent Trustees, (v) printing costs, (vi) membership fees in trade association, (vii) fidelity bond coverage for the Fund’s officers and Trustees, (viii) errors and omissions insurance for the Fund’s officers and Trustees, (ix) brokerage costs, (x) taxes, (xi) costs associated with the Fund’s quarterly repurchase offers, (xii) distribution and shareholder servicing fees and (xiii) other extraordinary or non-recurring expenses and other expenses properly payable by the Fund. The expenses incident to the offering and issuance of shares to be issued by the Fund will be recorded as a reduction of capital of the Fund attributable to the shares.

Class Y shares are subject to a monthly shareholder servicing fee at an annual rate of up to 0.25% of the average daily net assets of the Fund attributable to Class Y shares.

The Investment Advisory Agreement authorizes the Adviser or its delegate to select brokers or dealers (including affiliates) to arrange for the purchase and sale of Fund securities, including principal transactions. Any commission, fee or other remuneration paid to an affiliated broker or dealer is paid in compliance with the Fund’s procedures adopted in accordance with Rule 17e-1 under the 1940 Act.

Control Persons

A control person is one who owns, either directly or indirectly, more than 25% of the voting securities of a company or acknowledges the existence of control. As of the date of this Prospectus, no entity or person owned of record or beneficially 25% or more of the outstanding Class Y shares of the Fund.

DETERMINATION OF NET ASSET VALUE

The NAV of shares of the Fund is determined following the close of regular trading on the NYSE, generally 4:00 p.m. Eastern time, on each day the NYSE is open for trading. The Fund’s shares will be offered at NAV, if any. The Fund’s NAV per share is calculated by dividing the value of the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less accrued expenses and other liabilities of the Fund by the total number of shares outstanding. During the continuous offering, the price of the shares will increase or decrease on a daily basis according to the NAV of the shares.

Valuation of Public Securities

Readily marketable portfolio securities listed on a public exchange are valued at their current market values determined on the basis of market or dealer quotations obtained from independent pricing services approved by the Board. Such quotes typically utilize official closing prices, generally the last sale price, reported to the applicable securities exchange if readily available. If there has been no sale on such day that value is being determined, the securities are valued at the last reported sale price unless the Fair Value Pricing Committee believes the price is no longer reliable. If market prices become unreliable because of events occurring after the close of trading, then the security is valued by such method as the Fair Value Pricing Committee shall determine in good faith to reflect its fair market value. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected by the exchange representing the principal market for such securities. Securities trading on NASDAQ are valued at NASDAQ official closing price.

Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the Adviser to be over the counter, are valued using quotations obtained from independent pricing services approved by the Board. If such quotations are not readily available or become unreliable, the Fair Value Pricing Committee may recommend valuation through other means. Where securities are traded on more than one exchange and also over the counter, the securities will generally be valued using quotations obtained from independent pricing services approved by the Board.

Non-dollar-denominated securities, if any, are valued as of the close of the NYSE at the closing price of such securities in their principal trading market but may be fair valued if subsequent events occurring before the computation of NAV have materially affected the value of the securities. Trading may take place in foreign issues held by the Fund, if any, at times when the Fund is not open for business. As a result, the Fund’s NAV may change at times when it is not possible to purchase or sell shares of the Fund.

The Board will determine, in good faith, the fair value of securities for which market or dealer quotations are not readily available or deemed unreliable. In determining the fair value of publicly traded securities for which market or dealer quotations are not readily available or unreliable the Adviser, together with the Fair Value Pricing Committee, will take into account all reasonably available information that may be relevant to a particular security including, but not limited to: pricing history, current market level, supply and demand of the respective security; comparison to the values and current pricing of securities that have comparable characteristics; knowledge of historical market information with respect to the security; fundamental analytical data, such as periodic financial statements, and other factors or information relevant to the security, issuer, or market. For securities that are fair valued in ordinary course of Fund operations, the Board, has delegated the day-to-day responsibility for determining fair valuation to the Fair Value Pricing Committee in accordance with the policies approved by the Board. Fair valuation involves subjective judgments, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security.

CONFLICTS OF INTEREST

As a general matter, certain conflicts of interest may arise in connection with a Portfolio Manager’s management of a fund’s investments, on the one hand, and the investments of other accounts for which the Portfolio Manager is responsible, on the other. For example, it is possible that the various accounts managed could have different investment strategies that, at times, might conflict with one another to the possible detriment of the Fund. Alternatively, to the extent that the same investment opportunities might be desirable for more than one account, possible conflicts could arise in determining how to allocate them. Other potential conflicts might include conflicts created by specific Portfolio Manager compensation arrangements, and conflicts relating to selection of brokers or dealers to execute Fund portfolio trades and/or specific uses of commissions from Fund portfolio trades (for example, research, or “soft dollars,” if any). The Adviser has adopted policies and procedures and has structured its Portfolio Managers’ compensation in a manner reasonably designed to safeguard the Fund from being negatively affected as a result of any such potential conflicts.

QUARTERLY REPURCHASES OF SHARES

Once each quarter, the Fund will offer to repurchase at NAV no less than 5% of the outstanding shares of the Fund, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). The offer to purchase shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). Shareholders will be notified in writing of each quarterly repurchase offer and the date the repurchase offer ends (the “Repurchase Request Deadline”). Shares will be repurchased at the NAV per share determined as of the close of regular trading on the NYSE no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day (each a “Repurchase Pricing Date”).

Shareholders will be notified in writing about each quarterly repurchase offer, how they may request that the Fund repurchase their shares and the “Repurchase Request Deadline,” which is the date the repurchase offer ends. Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. The time between the notification to shareholders and the Repurchase Request Deadline may vary from no more than 42 days to no less than 21 days. Payment pursuant to the repurchase will be made by checks to the shareholder’s address of record, or credited directly to a predetermined bank account on the Purchase Payment Date, which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

Determination of Repurchase Offer Amount

The Board, or a committee thereof, in its sole discretion, will determine the number of shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount, however, will be no less than 5% and no more than 25% of the total number of shares outstanding on the Repurchase Request Deadline.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares, before prorating other amounts tendered.

With respect to any required minimum distributions from an IRA or other qualified retirement plan, it is the obligation of the shareholder to determine the amount of any such required minimum distribution and to otherwise satisfy the required minimum. In the event that shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the shares on a pro rata basis which may result in the Fund not honoring the full amount of a required minimum distribution requested by a shareholder. If you own an IRA or other retirement plan, you must indicate on your redemption request whether the Fund should withhold federal income tax. Unless you elect in your redemption request that you do not want to have federal tax withheld, the redemption will be subject to withholding.

Notice to Shareholders

No less than 21 days and no more than 42 days before each Repurchase Request Deadline, the Fund shall send to each shareholder of record and to each beneficial owner of the shares that are the subject of the repurchase offer a notification (“Shareholder Notification”). The Shareholder Notification will contain information shareholders should consider in deciding whether to tender their shares for repurchase. The notice also will include detailed instructions on how to tender shares for repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The notice also will set forth the NAV that has been computed no more than seven days before the date of notification, and how shareholders may ascertain the NAV after the notification date.

Repurchase Price

The repurchase price of the shares will be the NAV of the shares as of the close of regular trading on the NYSE on the Repurchase Pricing Date. You may call 833-510-8133 or visit www.boosterincomefund.com to learn the current NAV. The notice of the repurchase offer also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

Contingent Deferred Sales Charges

Class Y shares are not subject to a contingent deferred sales charge.

Repurchase Amounts and Payment of Proceeds

Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate Repurchase Offer Amount established for that Repurchase Request Deadline. Payment pursuant to the repurchase offer will be made by check to the shareholder’s address of record, or credited directly to a predetermined bank account on the Purchase Payment Date, which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional amount of shares not to exceed 2.00% of the outstanding shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if shareholders tender shares in an amount exceeding the Repurchase Offer Amount plus 2.00% of the outstanding shares on the Repurchase Request Deadline, the Fund will repurchase the shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares, before prorating other amounts tendered.

Suspension or Postponement of Repurchase Offer

The Fund may suspend or postpone a repurchase offer only: (a) if making or effecting the repurchase offer would cause the Fund to lose its status as a regulated investment company under the Code; (b) for any period during which the NYSE or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the SEC may by order permit for the protection of shareholders of the Fund.

Liquidity Requirements

The Fund must maintain liquid assets equal to the Repurchase Offer Amount from the time that the notice is sent to shareholders until the Repurchase Pricing Date. The Fund will ensure that a percentage of its net assets equal to at least 100% of the Repurchase Offer Amount consists of assets that can be sold or disposed of in the ordinary course of business at approximately the price at which the Fund has valued the investment within the time period between the Repurchase Request Deadline and the Repurchase Payment Deadline. The Board has adopted procedures that are reasonably designed to ensure that the Fund’s assets are sufficiently liquid so that the Fund can comply with the repurchase offer and the liquidity requirements described in the previous paragraph. If, at any time, the Fund falls out of compliance with these liquidity requirements, the Board will take whatever action it deems appropriate to ensure compliance.

Consequences of Repurchase Offers

Repurchase offers will typically be funded from available cash or sales of portfolio securities. Payment for repurchased shares, however, may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would, thus increasing the Fund’s portfolio turnover and potentially causing the Fund to realize losses. The Adviser intends to take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their shares in a repurchase offer by increasing the Fund’s expenses and reducing any net investment income. To the extent the Fund finances repurchase amounts by selling Fund investments, the Fund may hold a larger proportion of its assets in less liquid securities. The sale of portfolio securities to fund repurchases also could reduce the market price of those underlying securities, which in turn would reduce the Fund’s NAV.

Repurchase of the Fund’s shares will tend to reduce the amount of outstanding shares and, depending upon the Fund’s investment performance, its net assets. A reduction in the Fund’s net assets would increase the Fund’s expense ratio, to the extent that additional shares are not sold and expenses otherwise remain the same (or increase). In addition, the repurchase of shares by the Fund will be a taxable event to shareholders.

The Fund is intended as a long-term investment. The Fund’s quarterly repurchase offers are a shareholder’s only means of liquidity with respect to his or her shares. Shareholders have no rights to redeem or transfer their shares, other than limited rights of a shareholder’s descendants to redeem shares in the event of such shareholder’s death pursuant to certain conditions and restrictions. The shares are not traded on a national securities exchange and no secondary market exists for the shares, nor does the Fund expect a secondary market for its shares to exist in the future.

DISTRIBUTION POLICY AND DIVIDEND REINVESTMENT PLAN

Monthly Distribution Policy

The Fund’s distribution policy is to make monthly distributions to shareholders. The distribution rate may be modified by the Board from time to time. All or a portion of a distribution may consist of a return of capital. Shareholders should not assume that the source of a distribution from the Fund is net profit. Although such distributions are not currently taxable, such distributions will have the effect of lowering a shareholder’s tax basis in the shares which will result in a higher tax liability when the shares are sold, even if they have not increased in value, or, in fact, have lost value. The Fund’s final distribution for each calendar year will include any remaining investment company taxable income and net tax-exempt income undistributed during the year, as well as all net capital gain realized during the year. If the total distributions made in any calendar year exceed investment company taxable income, net tax-exempt income and net capital gain, such excess distributed amount would be treated as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits. Distributions in excess of the earnings and profits would first be a tax-free return of capital to the extent of the adjusted tax basis in the shares. After such adjusted tax basis is reduced to zero, the distribution would constitute capital gain (assuming the shares are held as capital assets). This distribution policy may, under certain circumstances, have certain adverse consequences to the Fund and its shareholders because it may result in a return of capital resulting in less of a shareholder’s assets being invested in the Fund and, over time, increase the Fund’s expense ratio. The distribution policy also may cause the Fund to sell a security at a time it would not otherwise do so in order to manage the distribution of income and gain.

Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested in additional shares of the Fund. See “Dividend Reinvestment Plan.”

The monthly distribution described above may result in the payment of approximately the same amount or percentage to the Fund’s shareholders each month. Section 19(a) of the 1940 Act and Rule 19a-1 thereunder require the Fund to provide a written statement accompanying any such payment that adequately discloses its source or sources. Thus, if the source of the dividend or other distribution were the original capital contribution of the shareholder, and the payment amounted to a return of capital, the Fund would be required to provide written disclosure to that effect. Please refer to the Fund’s most recent Section 19(a) notice, available at www.boosterincomefund.com, for additional information regarding the composition of distributions. Nevertheless, persons who periodically receive the payment of a dividend or other distribution may be under the impression that they are receiving net profits when they are not. Shareholders should read any written disclosure provided pursuant to Section 19(a) and Rule 19a-1 carefully and should not assume that the source of any distribution from the Fund is net profit.

The Board reserves the right to change the monthly distribution policy from time to time.

Dividend Reinvestment Plan

The Fund will operate under a dividend reinvestment plan administered by the Transfer Agent. Pursuant to the policy, the Fund’s income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, are reinvested in the same class of shares of the Fund.

Shareholders automatically participate in the dividend reinvestment plan, unless and until an election is made to withdraw from the policy on behalf of such participating shareholder. Shareholders who do not wish to have Distributions automatically reinvested should notify the Transfer Agent in writing at Booster Income Opportunities Fund, c/o Ultimus Fund Solutions, LLC, Via Regular Mail: P.O. Box 541150, Omaha, Nebraska 68154 or Via Overnight Mail: 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474. Under the dividend reinvestment plan, the Fund’s Distributions to shareholders are reinvested in full and fractional shares as described below.

When the Fund declares a Distribution, the Transfer Agent, on the shareholder’s behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from shareholders by the Fund and held as treasury stock. The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s NAV per share.

The Transfer Agent will maintain all shareholder accounts and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. The Transfer Agent will hold shares in the account of the shareholders in non-certificated form in the name of the participant, and each shareholder’s proxy, if any, will include those shares purchased pursuant to the dividend reinvestment plan. The Transfer Agent will distribute all proxy solicitation materials, if any, to participating shareholders.

In the case of shareholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating under the dividend reinvestment plan, the Transfer Agent will administer the dividend reinvestment plan on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount of shares registered in the shareholder’s name and held for the account of beneficial owners participating under the dividend reinvestment plan.

Neither the Transfer Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the dividend reinvestment plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participants account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

The automatic reinvestment of Dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Dividends. See “U.S. Federal Income Tax Matters.”

The Fund reserves the right to amend or terminate the dividend reinvestment plan. There is no direct service charge to participants with regard to purchases under the dividend reinvestment plan; however, the Fund reserves the right to amend the dividend reinvestment plan to include a service charge payable by the participants.

All correspondence concerning the dividend reinvestment plan should be directed to the Transfer Agent at Booster Income Opportunities Fund, c/o Ultimus Fund Solutions, LLC, Via Regular Mail: P.O. Box 541150, Omaha, Nebraska 68154 or Via Overnight Mail: 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474. Certain transactions can be performed by calling the toll-free number 833-510-8133.

U.S. FEDERAL INCOME TAX MATTERS

The following briefly summarizes some of the important federal income tax consequences to shareholders of investing in the Fund’s shares, reflects the federal tax law as of the date of this prospectus, is intended for U.S. shareholders, and does not address special tax rules applicable to certain types of investors, such as corporate, tax-exempt and foreign investors. Investors should consult their tax advisers regarding other federal, state, local, or foreign tax considerations that may be applicable in their particular circumstances, as well as any proposed tax law changes.

The following is a summary discussion of certain U.S. federal income tax consequences that may be relevant to a shareholder of the Fund that acquires, holds and/or disposes of shares of the Fund, and reflects provisions of the Code, existing Treasury regulations, rulings published by the IRS, and other applicable authority, as of the date of this prospectus. These authorities are subject to change by legislative or administrative action, possibly with retroactive effect. The following discussion is only a summary of some of the important tax considerations generally applicable to investments in the Fund and the discussion set forth herein does not constitute tax advice. For more detailed information regarding tax considerations, see the SAI. There may be other tax considerations applicable to particular investors such as those holding shares in a tax deferred account such as an IRA or 401(k) plan. In addition, income earned through an investment in the Fund may be subject to state, local and foreign taxes.

The Fund intends to elect to be treated and to qualify each year for taxation as a regulated investment company under Subchapter M of the Code. In order for the Fund to qualify as a regulated investment company, it must meet an income and asset diversification test each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its shareholders) will not be subject to federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on regulated investment companies, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements. Shareholders will not be subject to the alternative minimum tax.

Unless a shareholder is ineligible to participate or elects otherwise, all distributions will be automatically reinvested in additional shares of the Fund pursuant to the dividend reinvestment plan. For U.S. federal income tax purposes, all dividends are generally taxable whether a shareholder takes them in cash or they are reinvested pursuant to the policy in additional shares of the Fund. Distributions of the Fund’s investment company taxable income (including short-term capital gains) will generally be treated as ordinary income to the extent of the Fund’s current and accumulated earnings and profits. Distributions of the Fund’s net capital gains (“capital gain dividends”), if any, are taxable to shareholders as capital gains, regardless of the length of time shares have been held by shareholders. Distributions, if any, in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a holder’s shares and, after that basis has been reduced to zero, will constitute capital gains to the shareholder of the Fund (assuming the shares are held as a capital asset). A corporation that owns Fund shares generally will not be entitled to the dividends received deduction with respect to all of the dividends it receives from the Fund. Fund dividend payments that are attributable to qualifying dividends received by the Fund from certain domestic corporations may be designated by the Fund as being eligible for the dividends received deduction. There can be no assurance as to what portion of Fund dividend payments may be classified as qualifying dividends. The determination of the character for U.S. federal income tax purposes of any distribution from the Fund (i.e. ordinary income dividends, capital gains dividends, qualified dividends or return of capital distributions) will be made as of the end of the Fund’s taxable year. Generally, no later than 60 days after the close of its taxable year, the Fund will provide shareholders with a written notice designating the amount of any capital gain distributions and any other distributions.

The Fund will inform its shareholders of the source and tax status of all distributions promptly after the close of each calendar year.

The Fund is required to compute and report the cost basis on shares sold or exchanged. The Fund has elected to use the first in, first out (“FIFO”) method unless it is instructed to select a different method, or a shareholder chooses to specifically identify shares at the time of each sale or exchange. If a shareholder’s account is held by a broker or other adviser, they may select a different method. In these cases, shareholders should contact the holder of the shares to obtain information with respect to the available methods and elections for such accounts. Shareholders should carefully review the cost basis information provided by the Fund and make any additional basis, holding period or other adjustments that are required when reporting these amounts on federal and state income tax returns.

Cost Basis Reporting

The Fund has chosen the First -In, First-Out (FIFO) method as its default tax lot identification method for all shareholders. The Fund’s standing tax lot identification method is the method by which shares will be reported on a shareholder’s Consolidated Form 1099 if you do not select a specific tax lot identification method. A shareholder may choose a method different from the Fund’s standing method and will be able to do so at the time of purchase or upon the repurchase of Fund shares.

Taxation of Foreign Shareholders

Because of the fact-specific impact of the applicable U.S. tax rules and their interaction with tax treaties, a shareholder who, as to the United States, is a nonresident alien individual, a foreign trust or estate, or a foreign corporation (“foreign shareholder”) as defined in the Code are urged to consult their own tax advisor regarding the U.S. federal tax consequences of the holding, sale, exchange or other disposition of the Fund’s shares. The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein.

Generally, a foreign shareholder will be subject to U.S. federal income tax on distributions received from the Fund or upon dispositions of Shares if the Fund is “effectively connected” with a U.S. trade or business carried on by the foreign shareholder.

Income Not Effectively Connected. If the income from the Fund is not “effectively connected” with a U.S. trade or business carried on by the foreign shareholder, distributions of investment company taxable income may be subject to a U.S. tax of 30% (or lower treaty rate, except in the case of any “excess inclusion income” allocated to the foreign shareholder), which tax generally is withheld from such distributions by the Fund. All foreign shareholders should consult their tax advisors to determine the appropriate tax forms to provide to the Fund to claim a reduced rate or exemption from U.S. federal withholding taxes, and the proper completion of those forms.

Capital gain dividends and any amounts retained by the Fund that are properly reported by the Fund as undistributed capital gains will not be subject to U.S. tax at the rate of 30% (or applicable lower treaty rate) unless the foreign shareholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements.

Notwithstanding the foregoing, properly reported dividends generally are exempt from U.S. withholding tax where they (i) are paid in respect of the Fund’s “qualified net interest income” (generally, the Fund’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Fund is at least a 10% equity holder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of the Fund’s “qualified short-term capital gains” (generally, the excess of the Fund’s net short-term capital gain over the Fund’s long-term capital loss for such taxable year). However, depending on its circumstances, the Fund may report all, some or none of its potentially eligible dividends as qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a foreign shareholder will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing the correct IRS Form W-8). In the case of Fund shares held through an intermediary, the intermediary may withhold even if the Fund designates the payment as qualified net interest income or qualified short-term capital gain. If a repurchase of a shareholder’s shares by the Fund does not qualify for sale or exchange treatment, the shareholder may, in connection with such repurchase, be treated as having received, in whole or in part, a taxable dividend, a tax-free dividend, or capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) the shareholder’s tax basis in the relevant Fund shares repurchased. If the repurchase qualifies as a sale or exchange, the shareholder generally will realize capital gain or loss equal to the difference between the amount received in exchange for the repurchased shares and the adjusted tax basis of those shares.

Any capital gain that a foreign shareholder realizes upon a repurchase of Fund shares or otherwise upon a sale or exchange of Fund shares will ordinarily be exempt from U.S. tax unless (i) in the case of a foreign shareholder that is a nonresident alien individual, the gain is U.S. source income and such shareholder is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements, or (ii) at any time during the shorter of the period during which the foreign shareholder held such Fund shares and the five-year period ending on the date of the disposition of those shares, the Fund was a “United States real property holding corporation” (as such term is defined in the Code) and the foreign shareholder actually or constructively held more than 5% of the Fund’s shares.

Income Effectively Connected. If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a foreign shareholder, then distributions of investment company taxable income and capital gain dividends, any amounts retained by the Fund that are reported by the Fund as undistributed capital gains, and any gains realized upon the sale or exchange of Fund shares will be subject to U.S. income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations, and such taxable amounts may subject a foreign shareholder to U.S. tax filing obligations. Foreign corporate shareholders may also be subject to the branch profits tax imposed by the Code.

In the case of a foreign shareholder, the Fund may be required to withhold U.S. federal income tax from distributions and repurchase proceeds that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate), unless the foreign shareholder certifies his foreign status under penalties of perjury or otherwise establishes an exemption.

FATCA. Payments to a shareholder that is either a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) within the meaning of the Foreign Account Tax Compliance Act (“FATCA”) may be subject to a generally nonrefundable 30% withholding tax on: (a) income dividends paid by a Fund and (b) certain capital gain distributions and the proceeds arising from the sale of Fund shares paid by the Fund. FATCA withholding tax generally can be avoided: (a) by an FFI, subject to any applicable intergovernmental agreement or other exemption, if it enters into a valid agreement with the IRS to, among other requirements, report required information about certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. A Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA. Withholding also may be required if a foreign entity that is a shareholder of a Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

DESCRIPTION OF CAPITAL STRUCTURE AND SHARES

The Fund is an unincorporated statutory trust established under the laws of the State of Delaware upon the filing of a Certificate of Trust with the Secretary of State of Delaware on April 30, 2024. The Fund’s Declaration of Trust (the “Declaration of Trust”) provides that the Trustees of the Fund may authorize separate classes of shares of beneficial interest. The Trustees have authorized an unlimited number of shares. The Fund does not intend to hold annual meetings of its shareholders.

The following table shows the amounts of Fund shares that have been authorized and are outstanding as of the date of this prospectus:

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Excluding Amount Held by Fund or for its Account
Class Y Shares	Unlimited	None	None

Shares

The Declaration of Trust, which has been filed with the SEC, permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. Each share of the Fund represents an equal proportionate interest in the assets of the Fund with each other share in the Fund. Holders of shares will be entitled to the payment of dividends when, as and if declared by the Board. The Fund currently intends to make dividend distributions to its shareholders after payment of Fund operating expenses including interest on outstanding borrowings, if any, no less frequently than quarterly. Unless the registered owner of shares elects to receive cash, all dividends declared on shares will be automatically reinvested for shareholders in additional shares of the Fund. See “Dividend Reinvestment Plan.” The 1940 Act may limit the payment of dividends to the holders of shares. Each whole share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Fund among its shareholders. The shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with the shares. The Declaration of Trust provides that the Fund’s shareholders are not liable for any liabilities of the Fund. Although shareholders of an unincorporated statutory trust established under Delaware law, in certain limited circumstances, may be held personally liable for the obligations of the Fund as though they were general partners, the provisions of the Declaration of Trust described in the foregoing sentence make the likelihood of such personal liability remote.

The Fund generally will not issue share certificates. The Transfer Agent will maintain an account for each shareholder upon which the registration of shares is recorded, and transfers, permitted only in rare circumstances, such as death or bona fide gift, will be reflected by bookkeeping entry, without physical delivery. Transfer Agent will require that a shareholder provide requests in writing, accompanied by a valid signature guarantee form, when changing certain information in an account such as wiring instructions or telephone privileges.

ANTI-TAKEOVER AND OTHER PROVISIONS IN THE DECLARATION OF TRUST

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board, and could have the effect of depriving the Fund’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices, if any, by discouraging a third party from seeking to obtain control of the Fund. These provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. The Trustees are elected for indefinite terms and do not stand for reelection. A Trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the shares of the Fund that are entitled to elect a Trustee and that are entitled to vote on the matter. The 1940 Act does not provide shareholders with an affirmative right to remove a Trustee. Furthermore, the Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Fund’s asset, or liquidation except for a merger or consolidation with or into a Principal Shareholder (as defined in the Declaration of Trust.

The Declaration of Trust also includes provisions permitting a shareholder to bring a derivative action only if he or she makes a written pre-suit demand upon the Board to bring the subject action, and the Board can bar such a shareholder from bringing such an action. In addition, the Declaration of Trust requires holders of more than a majority of the shares to join in any such action. Further, the Declaration of Trust requires that the shareholder making a pre-suit demand on the Board may be required to undertake to reimburse the Fund for the expense of any advisors the Board hires in its investigation of the demand in the event that the Board determines not to bring the action. However, none of these provisions regarding derivative actions applies to claims arising under federal securities laws.

The Fund’s organizational documents contain control share acquisition provisions, and recent federal and state court precedent has found that such control share acquisition provisions are not consistent with the 1940 Act. The no-action position expressed in the Staff Statement on Control Share Acquisition Statutes, dated May 27, 2020, does not extend to the Fund’s specific circumstances of being a closed-end fund organized in a state that does not have a control share acquisition statue specifically applicable to the Fund.

Reference should be made to the Declaration of Trust on file with the SEC for the full text of these provisions.

PLAN OF DISTRIBUTION

Ultimus Fund Distributors, LLC, located at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246, serves as the Fund’s principal underwriter and acts as the distributor of the Fund’s shares on a best efforts basis, subject to various conditions. The Distributor is an affiliate of the Administrator. The Fund’s shares are offered for sale through the Distributor at NAV. The Distributor also may enter into agreements with financial intermediaries for the sale and servicing of the Fund’s shares. In reliance on Rule 415, the Fund intends to offer to sell an unlimited number of its shares, on a continual basis, through the Distributor. No arrangement has been made to place funds received in an escrow, trust or similar account. The Distributor is not required to sell any specific number or dollar amount of the Fund’s shares. Shares of the Fund will not be listed on any national securities exchange and the Distributor will not act as a market marker in Fund shares. Class Y shares are not currently subject to a Distribution Fee.

The Adviser or its affiliates, in the Adviser’s discretion and from their own resources, may pay additional compensation to financial intermediaries in connection with the sale and servicing of Fund shares (the “Additional Compensation”). In return for the Additional Compensation, the Fund may receive certain marketing advantages including access to a financial intermediaries’ registered representatives, placement on a list of investment options offered by a financial intermediary, or the ability to assist in training and educating the financial intermediaries. The Additional Compensation may differ among financial intermediaries in amount or in the manner of calculation: payments of Additional Compensation may be fixed dollar amounts, or based on the aggregate value of outstanding shares held by shareholders introduced by the financial intermediary, or determined in some other manner. The receipt of Additional Compensation by a selling financial intermediary may create potential conflicts of interest between an investor and its financial intermediary who is recommending the Fund over other potential investments. Additionally, the Fund may pay a servicing fee to Intermediaries for providing ongoing services in respect of shareholders of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Transfer Agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and ongoing liaison services as the Fund or the Adviser may reasonably request.

The Fund and the Adviser have agreed to indemnify the Distributor against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments the Distributor may be required to make because of any of those liabilities. The liabilities include those relating to performing services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund; operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the services under the Distribution Agreement; any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and any error, action or omission by the Fund. The liabilities also include those arising directly or indirectly out of (1) the Fund or Adviser’s failure to exercise the standard of care set forth in the Distribution Agreement unless such liabilities were caused in part by the Distributor’s own willful misfeasance, bad faith or gross negligence; (2) any violation of applicable law by the Fund or Adviser or its affiliated persons or agents relating to the Distribution Agreement and the activities hereunder; and (3) any material breach by the Fund or Adviser or its affiliated persons or agents of the Distribution Agreement. The Distributor may, from time to time, perform services for the Adviser and its affiliates in the ordinary course of business.

Prior to the initial public offering of shares, the Adviser purchased shares from the Fund in an amount satisfying the net worth requirements of Section 14(a) of the 1940 Act.

Purchasing Shares

Investors may purchase shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by the Transfer Agent. The returned check and stop payment fee is currently $25. Investors may buy and sell shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy and sell shares of the Fund (collectively, “Financial Intermediaries”). The Fund has authorized one or more brokers to receive on its behalf purchase and redemption orders; such brokers are authorized to designate other intermediaries to receive purchase and redemption orders on the Fund’s behalf. Orders will be priced at the appropriate price next computed after it is received by a Financial Intermediary. The Fund will be deemed to have received a purchase or redemption order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary or the Financial Intermediary’s authorized designee.

By Mail

To make an initial purchase by mail, complete an account application and mail the application, together with a check made payable to Booster Income Opportunities Fund to:

Booster Income Opportunities Fund
c/o Ultimus Fund Solutions, LLC
Via Regular Mail:

P.O. Box 541150

Omaha, Nebraska 68154

Via Overnight Mail:

4221 North 203rd Street, Suite 100

Elkhorn, Nebraska 68022-3474

All checks must be in US Dollars drawn on a domestic bank. The Fund will not accept payment in cash, money orders, or cashier’s checks. To prevent check fraud, the Fund will neither accept third party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares, nor post-dated checks, postdated on-line bill pay checks, or any conditional purchase order or payment.

The Transfer Agent will charge a $25.00 fee against an investor’s account, in addition to any loss sustained by the Fund, for any payment that is returned. It is the policy of the Fund not to accept applications under certain circumstances or in amounts considered disadvantageous to shareholders. The Fund reserves the right to reject any application.

By Wire — Initial Investment

To make an initial investment in the Fund, the Transfer Agent must receive a completed account application before an investor wires funds. Investors may mail or overnight deliver an account application to the Transfer Agent or send a facsimile to 402-963-9094. Upon receipt of the completed account application, the Transfer Agent will establish an account. The account number assigned will be required as part of the instruction that should be provided to an investor’s bank to send the wire. An investor’s bank must include both the name of the Fund, the account number, and the investor’s name so that monies can be correctly applied. If you wish to wire money to make an investment in the Fund, please call the Fund at 833-510-8133 for wiring instructions and to notify the Fund that a wire transfer is coming. Any commercial bank can transfer same-day funds via wire. The Fund will normally accept wired funds for investment on the day received if they are received by the Fund’s designated bank before the close of regular trading on the NYSE. Your bank may charge you a fee for wiring same-day funds.

By Wire — Subsequent Investments

Before sending a wire, investors must contact Transfer Agent to advise them of the intent to wire funds. This will ensure prompt and accurate credit upon receipt of the wire. Wired funds must be received prior to 4:00 p.m. Eastern time to be eligible for same day pricing. The Fund, and its agents, including the Transfer Agent and Custodian, are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

Online — Subsequent Investments

You can request subsequent investments to your account using the Fund’s online functionality. The money to fund the investment would be automatically drafted from your bank account by Automate Clearing House (“ACH”). Please visit the Fund’s website www.boosterincomefund.com to obtain instructions or contact the Fund at 833-510-8133 for more information on processing purchases by ACH.

Automatic Investment Plan — Subsequent Investments

You may participate in the Fund’s Automatic Investment Plan, an investment plan that automatically moves money from your bank account and invests it in the Fund through the use of electronic funds transfers or automatic bank drafts. You may elect to make subsequent investments by transfers of a minimum of $1,000 on specified days of each month into your established Fund account. Please contact the Fund at 833-510-8133 for more information about the Fund’s Automatic Investment Plan.

By Telephone — Subsequent Investments

Investors may purchase additional shares of the Fund by calling 833-510-8133. If an investor elected this option on the account application, and the account has been open for at least 15 days, telephone orders will be accepted via electronic funds transfer from your bank account by ACH. Banking information must be established on the account prior to making a purchase. Orders for shares received prior to 4 p.m. Eastern time will be purchased at the appropriate price calculated on that day.

Telephone trades must be received by or prior to market close. During periods of high market activity, shareholders may encounter higher than usual call waits. Please allow sufficient time to place your telephone transaction.

In compliance with the USA Patriot Act of 2001, Administrator will verify certain information on each account application as part of the Fund’s Anti-Money Laundering Program. As requested on the application, investors must supply full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Investors may call Administrator at 833-510-8133 for additional assistance when completing an application.

If Transfer Agent does not have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Fund also may reserve the right to close the account within 5 business days if clarifying information/documentation is not received.

Purchase Terms

The minimum initial purchase for Class Y shares by an investor is $1,000. The Fund reserves the right to waive the investment minimum. The Fund may permit a financial intermediary to waive the initial minimum per shareholder for Class Y shares in the following situations: broker-dealers purchasing fund shares for clients in broker-sponsored discretionary fee-based advisory programs; financial intermediaries with clients of a registered investment advisor (RIA) purchasing fund shares in fee based advisory accounts with a $1,000 aggregated initial investment across multiple clients; and certain other situations deemed appropriate by the Fund. The Fund’s Class Y shares are offered for sale through its Distributor at net asset value. The price of the shares during the Fund’s continuous offering will fluctuate over time with the net asset value of the shares.

Class Y Shares

Class Y shares will be sold at the prevailing NAV per Class Y share and are not subject to any upfront sales charge. The Class Y shares are not subject to a Distribution Fee or contingent deferred sales charges. Class Y shares have a monthly shareholder servicing fee at an annual rate of up to 0.25% of the average daily net assets of the Class Y shares of the Fund. Class Y shares may only be available through certain financial intermediaries. Because the Class Y shares of the Fund are sold at the prevailing NAV per Class Y share without an upfront sales charge, the entire amount of your purchase is invested immediately. However, for all accounts, Class Y shares require a minimum investment of $1,000, while subsequent investments may be made with $1,000. The Fund reserves the right to waive the investment minimum.

Shareholder Service Expenses

The Fund has adopted a “Shareholder Services Plan” with respect to its Class Y shares under which the Fund may compensate the financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of the Fund]. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s Transfer Agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or the Adviser may reasonably request. Under the Shareholder Services Plan, the Fund, with respect to Class Y shares, may incur expenses on an annual basis equal up to 0.25% of its average net assets attributable to Class Y shares.

LEGAL MATTERS

Certain legal matters in connection with the shares will be passed upon for the Fund by DLA Piper LLP, 1201 West Peachtree Street, Suite 2900, Atlanta, Georgia 30309.

REPORTS TO SHAREHOLDERS

The Fund will send to its shareholders unaudited semi-annual and audited annual reports, including a list of investments held.

Householding

In an effort to decrease costs, the Fund intends to reduce the number of duplicate annual and semi-annual reports by sending only one copy of each to those addresses shared by two or more accounts and to shareholders reasonably believed to be from the same family or household. Once implemented, a shareholder must call 833-510-8133 to discontinue householding and request individual copies of these documents. Once the Fund receives notice to stop householding, individual copies will be sent beginning thirty days after receiving your request. This policy does not apply to account statements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tait, Weller & Baker, LLP is the independent registered public accounting firm for the Fund and will audit the Fund’s financial statements. Tait, Weller & Baker, LLP is located at Two Liberty Place, 50 S. 16th Street, Suite 2900, Philadelphia, PA 19102-2529.

ADDITIONAL INFORMATION

The prospectus and the SAI do not contain all of the information set forth in the Registration Statement that the Fund has filed with the SEC (file No. 333-279809). The complete Registration Statement may be obtained from the SEC at www.sec.gov. See the cover page of this prospectus for information about how to obtain a paper copy of the Registration Statement or SAI without charge.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

General Information and History	1
Investment Objective and Policies	1
Repurchases and Transfers of Shares	10
Management of the Fund	15
Codes of Ethics	20
Proxy Voting Policies and Procedures	20
Control Persons and Principal Holders	21
Investment Advisory and Other Services	21
Portfolio Managers	23
Allocation of Brokerage	25
Tax Status	26
Other Information	30
Independent Registered Public Accounting Firm	31
Financial Statements	32
Appendix A – Capital Innovations, LLC Proxy Voting Policies and Procedures	A-1

Privacy Notice

PRIVACY NOTICE

FACTS	WHAT DOES THE FUND DO WITH YOUR PERSONAL INFORMATION?

Why?

Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include:
	■	Social Security number	■	Purchase History
	■	Assets	■	Account Balances
	■	Retirement Assets	■	Account Transactions
	■	Transaction History	■	Wire Transfer Instructions
	■	Checking Account Information
When you are no longer our customer, we continue to share your information as described in this notice.

How?

All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons chosen to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does the Fund share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	No	We don’t share
For joint marketing with other financial companies	No	We don’t share
For our affiliates’ everyday business purposes – information about your transactions and experiences	No	We don’t share
For our affiliates’ everyday business purposes – information about your creditworthiness	No	We don’t share
For non-affiliates to market to you	No	We don’t share

Questions?	Call 1- (631) 490-4300

Who we are
Who is providing this notice?	The Fund
What we do
How does the Fund protect my personal information?

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

Our service providers are held accountable for adhering to strict policies and procedures to prevent any misuse of your nonpublic personal information.

How does the Fund collect my personal information?	We collect your personal information, for example, when you
	■	Open an account
	■	Provide account information
	■	Give us your contact information
	■	Make deposits or withdrawals from your account
	■	Make a wire transfer
	■	Tell us where to send the money
	■	Tells us who receives the money
	■	Show your government-issued ID
	■	Show your driver’s license
We also collect your personal information from other companies.
Why can’t I limit all sharing?	Federal law gives you the right to limit only
	■	Sharing for affiliates’ everyday business purposes – information about your creditworthiness
	■	Affiliates from using your information to market to you
	■	Sharing for non-affiliates to market to you
State laws and individual companies may give you additional rights to limit sharing.
Definitions
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies.
	■	The Fund does not share with our affiliates.
Non-affiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies
	■	The Fund does not share with non-affiliates so they can market to you.
Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
	■	The Fund does not jointly market.

Booster Income Opportunities Fund

Class Y Shares (BAMIX) of Beneficial Interest

November 8, 2024

Investment Adviser
Booster Asset Management, LLC

All dealers that buy, sell or trade the Fund’s shares, whether or not participating in this offering, may be required to deliver a prospectus in accordance with the terms of the dealers’ agreements with the Fund’s Distributor.

You should rely only on the information contained in or incorporated by reference into this prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.